Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

HL ACQUISITIONS CORP.,

FUSION WELCOME – FUEL, S.A.,

DOLYA HOLDCO 3 LIMITED,

FUSION FUEL ATLANTIC LIMITED, and

THE FUSION FUEL SHAREHOLDERS

DATED AS OF JUNE 6, 2020

i

3.21	Interested Party Transactions	20
3.22	Proxy Statement/Prospectus	20
3.23	Certain Business Practices	20
3.24	No Additional Representations and Warranties; No Reliance	21
3.25	Survival of Representations and Warranties	21

Article IV Representations and warranties of the company shareholders		22

4.1	Organization, Standing, and Corporate Power	22
4.2	Ownership of Company Ordinary Shares	23
4.3	Investment Intent	23
4.4	Litigation	23
4.5	Certain Business Practices	23
4.6	No Additional Representations and Warranties; No Reliance	24
4.7	Survival of Representations and Warranties	24

Article V REPRESENTATIONS AND WARRANTIES OF HL		24

5.1	Organization and Qualification	24
5.2	Subsidiaries	25
5.3	Capitalization	25
5.4	Authority Relative to this Agreement	26
5.5	No Conflict; Required Filings and Consents	27
5.6	Compliance	27
5.7	HL SEC Reports and Financial Statements	28
5.8	No Undisclosed Liabilities	29
5.9	Absence of Certain Changes or Events	30
5.10	Litigation	30
5.11	Employee Benefit Plans	30
5.12	Labor Matters	30
5.13	Business Activities	30
5.14	Title to Property	30
5.15	Intellectual Property	31
5.16	Taxes	31
5.17	Environmental Matters	32
5.18	Brokers	32
5.19	Agreements, Contracts and Commitments	32
5.20	Insurance	33
5.21	Interested Party Transactions	33
5.22	HL Listing	33
5.23	Trust Fund	33
5.24	Proxy Statement/Prospectus	34
5.25	No Additional Representations and Warranties; No Reliance	34
5.26	Survival of Representations and Warranties	34

Article VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		35

6.1	Organization and Qualification	35
6.2	Subsidiaries	35
6.3	Capitalization	35
6.4	Authority Relative to this Agreement	36
6.5	No Conflict; Required Filings and Consents	37
6.6	Compliance	37
6.7	Litigation	37
6.8	Business Activities	37
6.9	Brokers	38
6.10	Interested Party Transactions	38
6.11	Board Approval	38
6.12	Proxy Statement/Prospectus	38
6.13	No Additional Representations and Warranties	38
6.14	Survival of Representations and Warranties	39

Article VII CONDUCT PRIOR TO CLOSING		39

7.1	Conduct of Business by HL, the Company, Parent, and Merger Sub	39
7.2	Confidentiality; Access to Information	42
7.3	Exclusivity	43
7.4	Certain Financial Information	44
7.5	Company Audited Financial Statements	44
7.6	Commercially Reasonable Efforts	45

Article VIII ADDITIONAL AGREEMENTS		45

8.1	Form F-4; Special Meeting	45
8.2	Conversion of Parent to Public Limited Company; Directors and Officers of Parent After Transactions	46
8.3	Intentionally Omitted	46
8.4	Public Announcements	46
8.5	Required Information	47
8.6	No Securities Transactions	48
8.7	No Claim Against Trust Fund	48
8.8	Disclosure of Certain Matters	49
8.9	Securities Listing	49
8.10	Charter Protections; Directors’ and Officers’ Liability Insurance	49
8.11	Insider Loans	51
8.12	HL Borrowings	51
8.13	Trust Fund Disbursement	51
8.14	Intended Tax Treatment	52
8.15	Incentive Equity Plan	52
8.16	Employment Agreements	52
8.17	Third Party Consents	52
8.18	Amendment to the Stock Escrow Agreement	52
8.19	Amendment to the Warrant Agreement	53
8.20	Transfer Restrictions	53

8.21	Sublease Agreement.	53
8.22	Registration Rights Agreement	53
8.23	Shareholders Agreement	54
8.24	Reservation of Shares.	54
8.25	Extension Proxy Statement	54

Article IX CONDITIONS TO THE TRANSACTION		55

9.1	Conditions to Obligations of Each Party to Effect the Transactions	55
9.2	Additional Conditions to Obligations of the Company, Company Shareholders, Parent and Merger Sub	56
9.3	Additional Conditions to the Obligations of HL	58

Article X TERMINATION		59

10.1	Termination	59
10.2	Notice of Termination; Effect of Termination	60
10.3	Fees and Expenses	61

Article XI Indemnification		61

11.1	Indemnification	61
11.2	Claims	62
11.3	Insurance Effect	63
11.4	Limitations on Indemnification	63
11.5	Adjustments to Consideration	64
11.6	Payments; Application of Escrow Fund	64
11.7	Exclusive Remedy	64

Article XII GENERAL PROVISIONS		65

12.1	Notices	65
12.2	Interpretation	66
12.3	Counterparts; Electronic Delivery	66
12.4	Entire Agreement; Third Party Beneficiaries	66
12.5	Severability	66
12.6	Other Remedies; Specific Performance	67
12.7	Governing Law	67
12.8	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY	67
12.9	Rules of Construction	67
12.10	Assignment	67
12.11	Amendment	68
12.12	Extension; Waiver	68
12.13	Currency	68
12.14	Schedules	68

Exhibits

Exhibit A – Certain Definitions

Index to Defined Terms

This index is included for convenience only and does not constitute a part of the agreement

Term	Section
Additional HL SEC Reports	Section 7.1
Affiliate	Exhibit A
Agreement	Preamble
Amended Warrant Agreement	Section 8.19
Approvals	Section 3.1(a)
Assets	Section 3.10
Business Day	Exhibit A
BVI Companies Act	Recital A
Certifications	Section 5.7(a)
Charter Amendments Proposals	Section 8.1(a)(iii)
Charter Documents	Section 3.1(a)
Claim	Section 11.2
Closing	Section 2.6
Closing Date	Section 2.6
Closing Form 20-F	Section 8.4(c)
Closing Press Release	Section 8.4(c)
Code	Recital D
Company	Preamble
Company Annual Financial Statements	Section 3.8(a)(i)
Company Audited Financial Statements	Section 7.5
Company Closing Certificate	Section 9.3(a)
Company Consideration	Exhibit A
Company Contracts	Section 3.19(a)
Company Financial Statements	Section 3.8(a)(ii)
Company Indemnitees	Section 11.1(b)
Company Intellectual Property	Exhibit A
Company Interim Financial Statements	Section 3.8(a)(ii)
Company Ordinary Shares	Exhibit A
Company Product	Exhibit A
Company Registered Intellectual Property	Exhibit A
Company Schedule	Article IV Preamble
Company Securities	Exhibit A
Company Shareholder Representative	Section 2.8
Company Shareholders	Preamble
Confidentiality Agreement	Section 7.2(a)
Continental	Section 2.5
Contingent Consideration	Exhibit A
Converting Shareholder	Section 1.3(a)
Corporate Law	Recital A
Copyrights	Exhibit A
Director Proposal	Section 8.1(a)(ii)
D&O Indemnified Person	Section 8.10(b)

v

Term	Section
Earnout Condition	Section 2.4(a)
EBC	Section 1.3(d)
Employment Agreements	Section 8.16
Environmental Laws	Exhibit A
Escrow Fund	Section 2.5
Escrow Termination Date	Section 2.5
Exchange Act	Section 3.8(b)
Export Control Laws	Exhibit A
Extension Proposal	Section 8.25(a)
Extension Proxy Statement	Section 8.25(a)
Extension Shareholders’ Meeting	Section 8.25(c)
Final Prospectus	Section 8.7
Effective Time	Section 1.1
Form F-4	Exhibit A
Governmental Entity	Exhibit A
Hazardous Substances	Exhibit A
HL	Preamble
HL Audited Financial Statements	Section 5.7(b)
HL Borrowings	Section 8.12
HL Closing Certificate	Section 9.2(a)
HL Contracts	Section 5.19(a)
HL Convertible Securities	Section 5.3(b)
HL Extension Approval	Section 8.25(c)
HL Financial Statements	Section 5.7(b)
HL Indemnitees	Section 11.1(a)
HL Merger Consideration	Exhibit A
HL Merger Shares	Section 1.3(a)
HL Ordinary Shares	Exhibit A
HL Parent Warrant	Section 1.3(b)
HL Preferred Shares	Exhibit A
HL Representative	Section 2.7
HL Rights	Section 1.3(c)
HL Schedule	Article V Preamble
HL SEC Reports	Section 5.7(a)
HL Securities	Exhibit A
HL Special Meeting	Section 8.1(a)
HL Shareholder Matters	Section 8.1(a)
HL Shareholders	Exhibit A
HL Stock Options	Section 5.3(b)
HL Unaudited Financial Statements	Section 5.7(b)
HL UPOs	Exhibit A
HL Warrants	Section 1.3(b)
IFRS	Exhibit A
immediate family	Exhibit A
Indemnification Pool	Exhibit A

Term	Section
Indemnitees	Section 11.1(b)
Indemnitors	Section 11.2
Independent Expert	Section 2.4(e)
Indemnification Escrow Agreement	Section 2.5
Information Privacy and Security Laws	Exhibit A
Insider	Exhibit A
Insurance Policies	Exhibit A
Intellectual Property	Exhibit A
Interim Period	Section 7.1
Irish Companies Act	Recital A
Knowledge	Exhibit A
Legal Requirements	Exhibit A
Lien	Exhibit A
Losses	Section 11.1(c)
Material Adverse Effect	Exhibit A
Material Company Contracts	Section 3.19(a)
Measurement Date	Section 2.4(a)
Merger	Recital A
Merger Proposal	Section 8.1(a)(i)
Merger Sub	Preamble
Transactions	Recital A
Most Recent Balance Sheet	Section 3.8(a)(ii)
Most Recent Balance Sheet Date	Section 3.8(a)(ii)
Nasdaq	Section 5.22
Net Present Value	Section 2.4(c)
Notice of Claim	Section 11.2
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Class A Ordinary Shares	Exhibit A
Parent Class B Ordinary Shares	Exhibit A
Parent Plan	Exhibit A
Parent Warrants	Exhibit A
Party / Parties	Preamble
Patents	Exhibit A
Permits	Section 3.7
Permitted Lien	Exhibit A
Person	Exhibit A
Personal Confidential Information	Exhibit A
Personal Property	Section 3.14(b)
Plan	Section 3.12(b)
Plan Proposal	Section 8.1(a)(iv)
Power Purchase Agreement	Exhibit A
Portuguese Companies Act	Recital A
Pro Rata Percentage	Exhibit A
Pro Rata Portion of Company Consideration	Exhibit A

Term	Section
Project Contingent Consideration	Section 2.4(a)
Proxy Statement/Prospectus	Exhibit A
Qualifying Counterparty	Section 2.4(b)
Returns	Section 3.15(a)
Reviewable Document	Section 8.5(a)
Sanctions	Section 3.23(c)
SEC	Exhibit A
SEC Approval Date	Section 8.1(b)
Securities Act	Section 4.3
Share Exchange	Recital A
Shareholders Agreement	Section 8.23
Signing Form 8-K	Section 8.4(a)
Signing Press Release	Section 8.4(b)
Sponsor	Exhibit A
Sponsor Agreement	Section 1.6
Stock Escrow Agreement	Section 1.6
Subsidiaries	Section 3.2(a)
Survival Period	Section 11.4(a)
Surviving BVI Company	Recital A
Tax / Taxes	Exhibit A
Threshold	Section 11.4(d)
Trademarks	Exhibit A
Transaction Expenses	Exhibit A
Trust Disbursement Schedule	Section 5.23(b)
Trust Disbursements	Section 5.23(b)
Trust Fund	Section 5.23(a)
UPO Exchange Agreement	Section 1.3(d)
U.S. GAAP	Section 5.7(b)
Warrant Agreement	Section 1.3(b)

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of June 6, 2020, by and among HL Acquisitions Corp., a British Virgin Islands business company (“HL”), Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (the “Company”), Dolya Holdco 3 Limited, private limited company domiciled in Ireland (“Parent”), Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), and the shareholders of the Company set forth on the signature pages hereto (“Company Shareholders”). The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the HL Schedule, as defined in the preambles to Articles III and V hereof, respectively). Each of Parent, HL, Merger Sub, the Company, and the Company Shareholders are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Companies Act, 2004 of the British Virgin Islands (the “BVI Companies Act”) the Commercial Companies Code of Portugal, Decree-Law No. 262/86 – Official Gazette No. 201/1986 (“Portuguese Companies Act”), and the Companies Act 2014 of Ireland (the “the Irish Companies Act” and together with the BVI Companies Act and the Portuguese Companies Act, the “Corporate Law”), the Parties intend to enter into a business combination transaction by which (i) Merger Sub will merge with and into HL (the “Merger”) with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent (“Surviving BVI Company”), followed immediately by (ii) the acquisition by Parent of all of the issued and outstanding shares of the Company (the “Share Exchange”, and together with the Merger, the “Transactions”), on the terms and subject to the conditions set forth in this Agreement.

B. Parent is a newly formed entity formed for the purpose of consummating the Transactions, and upon completion of the Transactions and subject to the conditions set forth herein, Parent will become the sole direct owner of the Company and the Surviving BVI Company.

C. The boards of directors of each of HL and the Company has approved this Agreement and determined that this Agreement and the Transactions and other transactions contemplated hereby are fair to, and in the best interests of, their respective companies and their respective shareholders.

D. The Parties intend, for U.S. federal income tax purposes, that the Merger, taken together with the Share Exchange, shall constitute a transaction that qualifies as a reorganization governed by Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) or an exchange governed by Section 351 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

1.1 The Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the BVI Companies Act, Merger Sub shall merge with and into HL, the separate corporate existence of Merger Sub shall cease, and HL shall continue as the Surviving BVI Company after the Merger and as a wholly owned subsidiary of Parent. The Merger will be consummated immediately upon the filing of Articles of Merger with the Registrar of Companies of the British Virgin Islands, or at such other time as may be agreed by HL and the Company in writing and specified in such filings (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the BVI Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holders of any of the securities of HL, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of HL and Merger Sub shall vest in the Surviving BVI Company.

1.2 Governing Documents. At the Effective Time, the Memorandum and Articles of Association of Merger Sub shall become the Memorandum and Articles of Association of the Surviving BVI Company.

1.3 Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parties or the holders of any of the securities of HL, the following shall occur:

(a) Conversion of HL Ordinary Shares. Other than any shares to be canceled pursuant to Section 1.3(g) and any HL Ordinary Shares owned by HL Shareholders who have validly elected to receive a portion of the proceeds held in HL’s Trust Fund in exchange for the surrender of HL Ordinary Shares (each, a “Converting Shareholder”), each HL Ordinary Share issued and outstanding immediately prior to the Effective Time will be automatically converted, at the Effective Time, into one Parent Class A Ordinary Share (the “HL Merger Shares”). From and after the Effective Time, each certificate or book entry position that evidenced HL Ordinary Shares immediately prior to the Merger shall entitle the holder to the applicable number of HL Merger Shares into which such certificate or book entry position is convertible according to this Section 1.3(a) and all HL Ordinary Shares shall no longer be outstanding and shall automatically cease to exist; provided, however, that each HL certificate or book entry position owned by a Converting Shareholder shall entitle the Converting Shareholder to receive only such portion of the Trust Fund as provided for in HL’s Charter Documents.

(b) Adjustment of HL Warrants. At the Effective Time, each outstanding warrant to purchase one HL Ordinary Share (each, an “HL Warrant”) shall remain outstanding but shall be automatically adjusted to become a warrant to purchase one Parent Class A Ordinary Share (each, an “HL Parent Warrant”). Each such HL Parent Warrant will continue to have, and be subject to, the same terms and conditions set forth in the Warrant Agreement between HL and Continental Stock Transfer & Trust Company as the warrant agent (“Warrant Agreement”) immediately prior to the Effective Time (including any repurchase rights and cashless exercise provisions), except that each HL Parent Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Class A Ordinary Shares equal to the number of HL Ordinary Shares that were issuable upon exercise of such HL Warrant immediately prior to the Effective Time.

(c) Conversion of HL Rights. Immediately prior to the Effective Time, each outstanding right exchangeable for one tenth of one HL Ordinary Share (each, an “HL Right”) will be automatically exchanged for one tenth of one HL Ordinary Share in accordance with the terms of the HL Rights. At the Effective Time, each HL Ordinary Share issued upon the exchange of an HL Right shall be automatically converted into one Parent Class A Ordinary Share according to Section 1.3(a).

(d) Exchange of UPO. Simultaneously with the execution of this Agreement, HL and EarlyBirdCapital, Inc. (“EBC”) shall enter into an agreement (the “UPO Exchange Agreement”) pursuant to which EBC shall agree, on behalf of itself and the other holders of the HL UPOs, to exchange such HL UPOs for an aggregate of 50,000 HL Ordinary Shares. At the Effective Time, each HL Ordinary Share issued upon exchange of an HL UPO shall be automatically converted into Parent Class A Ordinary Shares according to Section 1.3(a).

(e) Adjustments to Merger Consideration. The number of Parent Class A Ordinary Shares issuable pursuant to this Section 1.3 shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Ordinary Shares occurring on or after the date hereof but at or prior to the Effective Time.

(f) Fractional Shares. No fraction of a Parent Class A Ordinary Share will be issued by virtue of the Merger or by virtue of the exchange of HL Rights provided for in Section 1.3, and each holder of HL Ordinary Shares or HL Rights who would otherwise be entitled to a fraction of a Parent Class A Ordinary Share at any time Parent Class A Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share, one (1) Parent Class A Ordinary Share.

(g) Cancellation of Treasury and Parent-Owned Stock. Each HL Ordinary Share, HL Warrant, and HL Right held by the Company, Parent, Merger Sub, or HL or any direct or indirect wholly owned subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(h) Conversion of Merger Sub Stock into Stock of Surviving BVI Corporation. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving BVI Corporation with the same rights, powers and privileges as the shares so converted. From and after the Effective Time, each share of capital stock of Merger Sub shall no longer be outstanding and shall automatically be cancelled and cease to exist.

1.4 Tax Consequences. It is intended by the Parties hereto that the Transactions together will be treated as a reorganization governed by Section 368 of the Code or an integrated exchange governed by Section 351 of the Code.

1.5 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving BVI Company with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of HL and Merger Sub, the officers and directors of Parent, HL and Merger Sub will take all such lawful and necessary action.

1.6 Sponsor Agreement. As soon as practicable following the execution of this Agreement, and in any event prior to the SEC Approval Date, Parent, HL and the Sponsors shall enter into an agreement (the “Sponsor Agreement”) providing that, immediately prior to the Effective Time, the Sponsors will forfeit, and HL will terminate and cancel, pro rata, an aggregate of 125,000 HL Ordinary Shares and 125,000 HL Warrants. Immediately prior to the Effective Time, HL and the Sponsors shall jointly notify Continental, HL’s transfer agent and the escrow agent acting pursuant to the escrow agreement entered into with HL and the Sponsors on June 27, 2018 (“Stock Escrow Agreement”), of the forfeiture and cancellation of HL Ordinary Shares and HL Warrants pursuant to this Section 1.6.

Article II

THE SHARE EXCHANGE

2.1 The Share Exchange.

(a) The Share Exchange. Immediately after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Portuguese Companies Act and the Irish Companies Act, each Company Shareholder shall assign, transfer, and deliver, free and clear of all Liens, all of the Company Ordinary Shares issued and outstanding on the Closing Date, to Parent. In consideration of the sale and transfer of the Company Ordinary Shares to Parent, on the Closing Date, upon surrender by a Company Shareholder to Parent of the certificate or certificates (if any) representing the Company Ordinary Shares, Parent shall issue to each Company Shareholder, and such Company Shareholder shall be entitled to receive, its Pro Rata Portion of Company Consideration (subject to the Parent Class B Ordinary Shares comprising the Escrow Fund being placed into escrow in accordance with the terms of Section 2.5 and the Indemnification Escrow Agreement).

(b) Adjustments to Company Consideration. The Company Consideration issuable pursuant to this Article II shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Class A Ordinary Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Ordinary Shares or Parent Class B Ordinary Shares occurring on or after the date hereof but at or prior to the Effective Time (or, as it relates to the Escrow Fund or Contingent Consideration, prior to the date of respective issuance).

(c) Fractional Shares. No fraction of a Parent Class B Ordinary Share or Parent Warrant will be issued by virtue of the Share Exchange or the Contingent Consideration, and each holder of Company Ordinary Shares who would otherwise be entitled to a fraction of a Parent Class B Ordinary Share or a fraction of a Parent Warrant at any time a Pro Rata Portion of Company Consideration is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares or warrants that otherwise would be received by such holder in connection with such distribution) shall receive from Parent, in lieu of such fractional share or warrant, one (1) Parent Class B Ordinary Share or one (1) Parent Warrant, as applicable.

(d) Cancellation of Treasury; Parent-Owned Securities and Parent Ordinary Shares. Each Company Ordinary Share held by the Company, Parent, HL, or Merger Sub or any direct or indirect wholly owned subsidiary of any of the foregoing immediately prior to the Effective Time and each Parent Class A Ordinary Share and Parent Class B Ordinary Share held by the Company, Parent, HL, or Merger Sub or any direct or indirect wholly owned subsidiary of any of the foregoing or any nominee or representative thereof shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) No Further Ownership Rights. Until surrendered as contemplated by Section 2.1(a), the Company Ordinary Shares shall be deemed, from and after the Effective Time, to represent only the right to receive a Pro Rata Portion of Company Consideration and any dividends or other distributions as contemplated by Section 2.1(b). If, after the Effective Time, Company Ordinary Shares are presented to Parent or the Company for any reason, they shall be cancelled and exchanged as provided in Section 2.1(a).

(f) Lost, Stolen, or Destroyed Certificates. In the event that any certificates representing Company Ordinary Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the holder thereof in a form satisfactory to Parent, Parent shall issue to each Company Shareholder its Pro Rata Portion of Company Consideration into which the Company Ordinary Shares formerly represented by such certificates were converted into and any dividends or distributions payable pursuant to Section 2.1(b); provided, however, that, as a condition precedent to the delivery of each such Pro Rata Portion of Company Consideration, the Company Shareholder shall indemnify Parent against any claim that may be made against Parent or the Company with respect to the certificates alleged to have been lost, stolen, or destroyed.

2.2 Tax Consequences. It is intended by the Parties hereto that the Transactions together will be treated as a reorganization governed by Section 368 of the Code or an integrated exchange governed by Section 351 of the Code.

2.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent, the Company, the Company Shareholders, and the Company Shareholder Representative will take all such lawful and necessary action.

2.4 Contingent Consideration.

(a) The Company Shareholders shall be issued their Pro Rata Percentage of the Contingent Consideration earnable with respect to each Power Purchase Agreement entered into between the Company (or an Affiliate of the Company) and a Qualifying Counterparty on or before June 30, 2022 (the Contingent Consideration earned in respect of each Power Purchase Agreement, the “Project Contingent Consideration”), upon the satisfaction of the conditions below (each condition an “Earnout Condition” and the date the Earnout Condition is satisfied, the “Measurement Date”):

(i) one-third of the Project Contingent Consideration upon the signing of the Power Purchase Agreement;

(ii) one-sixth of the Project Contingent Consideration upon signing an agreement for bank financing representing at least seventy percent (70%) of the projected capital cost of the project;

(iii) one-sixth of the Project Contingent Consideration upon commencement of operations under the Power Purchase Agreement; and

(iv) one-third of the Project Contingent Consideration after ninety days of operation at ninety-five percent (95%) of nameplate capacity;

provided, that, following the achievement of all four Earnout Conditions with respect to any one Power Purchase Agreement, all Project Contingent Consideration will be deemed earned and payable for each other subsequent Power Purchase Agreement upon the signing of the respective Power Purchase Agreement (and will be immediately payable with respect to any Power Purchase Agreement already signed as of such date).

(b) As used herein, a “Qualifying Counterparty” means an entity listed in Schedule 2.4(b), which schedule may be modified or amended by mutual consent of the Company and HL from time to time up to the Closing.

(c) The aggregate number of Parent Class A Ordinary Shares and Parent Warrants earnable as Project Contingent Consideration with respect to each project with a Qualifying Counterparty shall be equal to the quotient of (i) twenty percent (20%) of the Net Present Value of the Power Purchase Agreement divided by (ii) €10.73, representing the aggregate agreed value of one Parent Class A Ordinary Share and one Parent Warrant. The “Net Present Value” of a Power Purchase Agreement shall be equal to (x) the sum of the projected unlevered free cash flows of the project each year, using a discount rate of seven percent (7%), less (y) the projected initial investment for the project, assuming a two percent (2%) management fee and no contingency.

(d) The aggregate Contingent Consideration issuable hereunder shall not exceed 1,137,000 Parent Class A Ordinary Shares and 1,137,000 Parent Warrants, which the Parties agree represents an aggregate of €61 million of Net Present Value of Power Purchase Agreements.

(e) At least five Business Days prior to the execution of a Power Purchase Agreement, Parent shall provide its calculation of Project Contingent Consideration with respect thereto to the HL Representative, which calculation shall be conclusive and binding upon the Parties unless, within ten Business Days after its receipt of such calculation, the HL Representative notifies Parent in writing that it disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. Parent and the HL Representative shall in good faith attempt to resolve any dispute and amend the aggregate Project Contingent Consideration to the extent necessary to reflect the resolution of the dispute. If Parent and the HL Representative do not reach agreement in resolving the dispute within ten Business Days after the dispute notice is given to Parent by the HL Representative, Parent and the HL Representative shall submit the dispute to Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Parent and the HL Representative shall appoint by mutual agreement an independent valuation firm with expertise in the energy sector (the “Independent Expert”). Within thirty 30 days of such submission, the Independent Expert shall determine (it being understood that in making such determination, the Independent Expert shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent and the HL Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting Project Contingent Consideration which shall be conclusive and binding. All expenses relating to the engagement of the Independent Expert shall be borne by Parent. Parent and the HL Representative shall make available to the Independent Expert such books, records, work papers and other information as the Independent Expert may request and that are available to that party or its agents and shall be afforded the opportunity to present to the Independent Expert any material relating to the disputed issues and to discuss issues with the Independent Expert (provided, that Parent and the HL Representative shall not, and shall each cause its representatives not to, engage in any ex parte communications with the Independent Expert during the term of its engagement).

(f) If an Earnout Condition has been satisfied, the Project Contingent Consideration earned with respect to such Earnout Condition will be issued by the Parent within five (5) Business Days of the applicable Measurement Date, with no action being required on the part of the Company Shareholders. At all times while Contingent Consideration is earnable, Parent shall keep available for issuance a sufficient number of unissued Parent Class A Ordinary Shares (including Parent Class A Ordinary Shares underlying the Parent Warrants forming a part of the Contingent Consideration) to permit Parent to satisfy its issuance obligations set forth in this Section 2.4 and shall take all actions required to increase the authorized number of Parent Class A Ordinary Shares if at any time there shall be insufficient authorized unissued shares to permit such reservation.

(g) The Parties understand and agree that (i) the right to receive any Contingent Consideration shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Legal Requirements relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, and (ii) the Company Shareholders shall not have any rights as a securityholder of Parent as a result of the Company Shareholders’ right to receive any Contingent Consideration hereunder.

2.5 Indemnification Escrow. As the sole remedy of the Indemnitees for the indemnity obligations of the Company Shareholders set forth in Article XI, at the Closing, Parent shall deposit in escrow an aggregate of 212,500 Parent Class B Ordinary Shares (the “Escrow Fund”), which will be allocated among the Company Shareholders in the same proportions as the total Company Consideration is allocated among them, all in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between Parent, the Company, the Company Shareholder Representative, the Surviving BVI Company, the HL Representative, and Continental Stock Transfer & Trust Company (“Continental”) as escrow agent (the “Indemnification Escrow Agreement”). The Indemnification Escrow Agreement will provide that, on the tenth (10th) Business Day after Parent files its annual report for the year ending December 31, 2021 (the “Escrow Termination Date”), subject to any holdback for unresolved claims as provided in the Indemnification Escrow Agreement, Continental will release the Escrow Fund, less that portion of the Escrow Fund applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the Company Shareholders in the same proportions as originally deposited into escrow.

2.6 Closing. Unless this Agreement shall have been terminated pursuant to Section 10.1, the consummation of the Transactions (the “Closing”), other than the filing of the Articles of Merger with the Registrar of Companies of the British Virgin Islands with respect to the Merger, shall take place at the offices of Graubard Miller, counsel to HL, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 at a time and date to be specified by HL and the Company, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article IX, or at such other time, date and location as HL and the Company hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email .pdf files.

2.7 HL Representative. HL has designated Jeffrey Schwarz as the initial representative (the “HL Representative”) to represent the interests of the HL Shareholders after the Closing for purposes of approving amendments to this Agreement and the Indemnification Escrow Agreement, giving consents and approvals hereunder and thereunder, and making those determinations hereunder and thereunder that are specifically reserved to the HL Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, HL (or, following the Closing, those members of the board of directors of Parent who were members of the board of directors of HL prior to the Closing) shall appoint its successor. The HL Representative shall (i) have no liability to Parent, HL, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any HL Shareholder) with respect to actions taken or omitted to be taken in its capacity as the HL Representative, and (ii) be entitled to indemnification by Parent against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the HL Representative.

2.8 Company Shareholder Representative. The Company Shareholders have designated Fusion Fuel, S.A., a public limited company domiciled in Portugal, as the initial representative (the “Company Shareholder Representative”) to represent the interests of the Company Shareholders after the Closing for purposes of approving amendments to this Agreement and the Indemnification Escrow Agreement, giving consents and approvals hereunder and thereunder, and making those determinations hereunder and thereunder that are specifically reserved to the Company Shareholder Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, the Company Shareholders (or, following the Closing, those members of the board of directors of Parent who were shareholders of the Company prior to the Closing) shall appoint its successor. The Company Shareholder Representative shall (i) have no liability to Parent, the Company Shareholders, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any Company Shareholder) with respect to actions taken or omitted to be taken in its capacity as the Company Shareholder Representative, and (ii) be entitled to indemnification by Parent against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Company Shareholder Representative.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to HL as follows:

3.1 Organization and Qualification.

(a) The Company is a public limited company, sociedade anónima, duly formed, validly existing and in good standing under the laws of Portugal and has the requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Entity (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Articles of Association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to HL or HL’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 3.1(b).

3.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries other than those listed in Schedule 3.2 (the “Subsidiaries”). Except as set forth in Schedule 3.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 3.2) and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company, sociedade unipessoal por quotas, is duly organized or formed, validly existing, and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 3.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to HL or HL’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.3 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 50,000 Company Ordinary Shares, all of which Company Ordinary Shares are issued and outstanding. All of the outstanding Company Ordinary Shares are validly issued and fully paid. All of the outstanding Company Ordinary Shares are held by the Company Shareholders. Other than the Company Ordinary Shares, no Company Securities are issued or outstanding. Other than Company Ordinary Shares, the Company has no class or series of securities authorized by its Charter Documents.

(b) As of the date of this Agreement, there are no subscriptions, options, warrants, convertible notes, derivative securities, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any shares of capital stock or other ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the Company Shareholders on any matter.

(d) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as contemplated by this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

(f) No outstanding Company Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

3.4 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Share Exchange). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Share Exchange) have been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery thereof by the other Parties, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) The Company’s board of directors has, by unanimous resolution, approved this Agreement, the Share Exchange, and the other transactions contemplated by this Agreement and determined that this Agreement, the Share Exchange, and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Shareholders.

3.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract; except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) the consents, approvals, authorizations, and permits described in Schedule 3.5(b), and (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Parent, or (y) prevent the consummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement on a timely basis.

3.6 Compliance. The Company and each of its Subsidiaries has complied with all, and is not in violation of any, and is conducting its business in compliance with all, applicable Legal Requirements. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any applicable Legal Requirements has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person).

3.7 Permits. (i) The Company and each Subsidiary, as applicable, collectively hold all permits necessary to lawfully conduct in all material respects the business of the Company and each Subsidiary as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Permits”), (ii) all such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s knowledge, threatened, and (iii) all Permits are renewable by their terms in the ordinary course of business. The Company has made available to HL or HL’s counsel true, correct and complete copies of all Permits, all of which are listed on Schedule 3.7. Neither the Company nor any Subsidiary, as applicable, is in violation of the terms of any Permit.

3.8 Financial Matters.

(a) Financial Statements. HL or its counsel has been furnished with each of the following:

(i) the unaudited balance sheets of Company as of December 31, 2019 and the related unaudited statements of income, cash flow and changes in shareholders’ equity of Company for the fiscal years then ended, accompanied by any notes thereto (collectively, the “Company Annual Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company for the three month period ended as of March 31, 2020 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of the Company for the quarter then ended (the “Company Interim Financial Statements” and, together with the Company Annual Financial Statements, the “Company Financial Statements”).

(b) Compliance with IFRS. The Company Financial Statements (including any notes thereto) (i) accurately reflect in all material respects, (ii) have been prepared, in all material respects, in accordance with IFRS consistently applied, and (iii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company on the dates and for the periods specified herein, all in accordance with IFRS (subject, in the case of the Company Interim Financial Statements, to the absence of statements of cash flows and shareholders’ equity and footnotes and, in each case, to year-end and periodic reclassifications and adjustments that are not expected to have a Material Adverse Effect). The Company and its Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(c) Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liabilities which are of a nature required by IFRS to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet Date or in contemplation of the Transactions or with respect thereto and (iii) liabilities that do not constitute a Material Adverse Effect.

(d) Projections. All financial projections with respect to the Company and its Subsidiaries that were delivered by or on behalf of the Company to HL or its representatives, were prepared by the Company or its representatives in good faith using assumptions that the Company believes to be reasonable.

(e) Auditor. The Company has engaged Baker Tilly Virchow Krause, LLP as its independent registered public accountants to audit the Company Annual Financial Statements for inclusion in the Proxy Statement/Prospectus. To the Company’s knowledge, Baker Tilly Virchow Krause, LLP has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(f) Controls. The Company has established and maintained a system of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with IFRS.

3.9 Absence of Certain Developments. From the Most Recent Balance Sheet Date to the date hereof, (a) there has not been any change, development, condition or event that constitutes a Material Adverse Effect, (b) the business has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions), and (c) neither the Company nor its Subsidiaries has taken any action that would have required the prior written consent of HL under Section 7.1 if such action had been taken after the date hereof and prior to the Closing.

3.10 Condition and Sufficiency of Assets. The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or adequate rights to use, all buildings, machinery, equipment, and other tangible assets which are necessary for the conduct of its or their business as currently conducted and are shown on the Interim Financial Statement or acquired after the Most Recent Balance Sheet Date (the “Assets”). The Assets are free and clear of all Liens, except for Permitted Liens, except for Assets disposed of in the ordinary course of business since the Most Recent Balance Sheet Date and except in the case of any non-owned Asset, for Liens contained in the Company Contract to use such Asset. Each Asset has been maintained in the ordinary course of business, is in good operating condition, subject to normal wear and tear, and is suitable for the purposes for which it is currently used.

3.11 Litigation. There have been, and are, no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.12 Employment Matters.

(a) As of the date of this Agreement, the Company does not have, and has never had, any employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees.

(b) As of the date of this Agreement, the Company does not have any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any other employee compensation, deferred compensation, incentive, fringe, severance, change in control, retirement, death, disability, medical, or employee benefit plan, program, policy or other arrangement (collectively, “Plans”).

(c) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) The Company and its Subsidiaries are in compliance with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety and are not liable for any arrears of wages or penalties with respect thereto.

(e) There are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any former employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

3.13 Restrictions on Business Activities. Except as disclosed in Schedule 3.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.14 Title to Property.

(a) Except as set forth in Schedule 3.14(a), neither the Company nor any Subsidiary owns or leases any real property and there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in real property.

(b) All material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the Most Recent Balance Sheet, to the extent required by IFRS applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the Most Recent Balance Sheet Date in the ordinary course of business. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Company Financial Statements, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company and its Subsidiaries. The Personal Property is structurally sound, in good operating condition, ordinary wear and tear excepted, and is suitable for the uses to which it is being put.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Each of the Company and its Subsidiaries is in possession of, or has valid and effective rights to, all properties, assets and rights (other than Intellectual Property, which is governed exclusively by Section 3.18) required, in all material respects, for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) The Company and its Subsidiaries have timely filed all returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the date hereof. All such Returns are true, correct and complete. The Company and its Subsidiaries have paid all Taxes due and payable on such Returns.

(b) All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) The Company and its Subsidiaries have not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed by a taxing authority against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all applicable Legal Requirements regarding withholding Taxes and timely has paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(f) Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company’s balance sheets included in the Company Financial Statements for the most recent fiscal year ended, other than any liability for unpaid Taxes that may have accrued since the date of such Company Financial Statements in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the Transactions.

(g) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that, to the Company’s knowledge, would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying as a reorganization governed by Section 368 of the Code or an integrated exchange within the meaning of Section 351 of the Code.

3.16 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have complied in all material respects with applicable Environmental Laws; (ii) none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently owned, leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, and has not entered into any contract, agreement, understanding, arrangement, or commitment pursuant to which Parent or any of its direct or in indirect subsidiaries could incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby.

3.18 Intellectual Property.

(a) Schedule 3.18 hereto contains a description of the material Company Registered Intellectual Property.

(b) The Company owns or has enforceable rights to use all Intellectual Property used or held for use in, or necessary for, the conduct of its business as presently conducted. Except as disclosed in Schedule 3.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property.

(c) Except as disclosed in Schedule 3.18 hereto, the Company owns and has good and exclusive title to each item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business).

(d) (i) the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices, (ii) the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iii) to the Company’s knowledge, no third party has materially infringed or misappropriated any Company Intellectual Property.

(e) With respect to the collection, use, processing, storage, transfer, and security of Personal Confidential Information, the Company and each of its Subsidiaries have, in the conduct of their businesses, materially complied with applicable Information Privacy and Security Laws. No action is pending or, to the Company’s knowledge threatened in writing against the Company or any of its Subsidiaries relating to the processing or security of Personal Confidential Information. The Company and its Subsidiaries have not: (y) experienced any actual, alleged, or suspected material data breach or other security incident that resulted in the unauthorized acquisition of unencrypted computerized data that compromised the security, confidentiality, or integrity of Personal Confidential Information in their possession or control; or (z) been subject to or received any notice of any audit, investigation, complaint, or other action by any Governmental Entity or other Person concerning the Company’s or any Subsidiary’s collection, use, processing, storage, transfer, or protection of Personal Confidential Information or actual, alleged, or suspected violation of any Information Privacy and Security Laws, and to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.19 Agreements, Contracts and Commitments.

(a) Schedule 3.19 sets forth a complete and accurate list of all Material Company Contracts in effect on the date of this Agreement, specifying the parties thereto. As used herein, the term “Company Contracts” means all legally binding contracts, agreements, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries), and the term “Material Company Contracts” means each of the following Company Contracts:

(i) any Company Contract (or group of related Company Contracts) for the sale of products or services or for the purchase of products or services which will, by its terms, extend over a period of more than one (1) year after the date hereof;

(ii) any Company Contract pursuant to which a partnership or joint venture was established;

(iii) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any Asset or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or a Subsidiary;

(iv) any Company Contract under which the Company or a Subsidiary has permitted any Asset to become, or to become subject to, a Lien (other than a Permitted Lien);

(v) any Company Contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits in excess of $100,000 per year;

(vi) any collective bargaining agreement with any labor union;

(vii) any Company Contract containing covenants that (A) restrict the Company or any Subsidiary from any solicitation, hiring or engagement of any Person or the solicitation of any customer or (B) limit the freedom of the Company, a Subsidiary, or any Affiliate thereof to engage in any line of business or compete with any Person;

(viii) any outstanding general or special powers of attorney executed by or on behalf of the Company or a Subsidiary;

(ix) any Company Contract under which the Company or a Subsidiary has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, members, officers, managers, members of the board of managers, or employees, other than in the ordinary course of business;

(x) any Company Contract (or group of related Company Contracts) the performance of which mandates payment of consideration in excess of $100,000 per annum over the remaining life of such Company Contract, other than (A) any Company Contract that is terminable by the Company or a Subsidiary at will without material liability and on less than ninety (90) days’ notice and (B) purchase orders received in the ordinary course of business;

(xi) any guaranty by the Company, a Subsidiary, or any Affiliate of the foregoing, of any obligation of a third party in excess of $100,000; and

(xii) any obligation to register any Company Securities with any Governmental Authority.

(b) The Company has made available to HL copies of each Material Company Contract that are accurate and complete, in each case, as amended or otherwise modified and in effect.

(c) Each Material Company Contract is in full force and effect and is enforceable against each party to such Material Company Contract. Neither the Company, a Subsidiary, nor, to the Company’s knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Material Company Contract.

3.20 Insurance. As of the date of this Agreement, neither the Company nor any of its Subsidiaries maintains any insurance policies.

3.21 Interested Party Transactions. Except as set forth in the Schedule 3.21 hereto, (a) no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand and (b) to the Company’s knowledge, no Insider is, directly or indirectly, interested in any Company Contracts (other than such contracts as relate to the acquisition of capital stock or other securities of the Company or any Company Contract of employment).

3.22 Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries to be supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the HL Shareholders, at the time of the HL Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.23 Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar law of any other jurisdiction, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity in all material respects, and no action involving the Company with respect to the any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors or officers, or, to the knowledge of the Company, any other Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union or any member state of the European Union (collectively, “Sanctions”), or is located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory, or will, directly, or indirectly, use the proceeds of any offering of securities of the Company, Parent, or the Surviving BVI Company, or lend, contribute, or otherwise make available such proceeds to any other Person in any manner that would result in a violation of any Sanctions or result in the imposition of Sanctions against such Person.

(d) The Company is currently in compliance with, and has complied with, all Export Control Laws applicable to it. Without limiting the foregoing: (i) the Company has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company is in material compliance with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company with respect to such export licenses or other approvals.

3.24 No Additional Representations and Warranties; No Reliance. Except as provided in this Article III (as modified by the Company Schedule), neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to HL or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to HL or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of HL; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of HL for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article V (as modified by the HL Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

3.25 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 11.4.

Article IV

Representations and warranties of the company shareholders

Each Company Shareholder hereby represents and warrants, severally and not jointly, solely with respect to himself or itself in respect of his or its Company Securities, to HL as follows:

4.1 Organization, Standing, and Corporate Power.

(a) Each Company Shareholder that is not an individual is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite legal power and authority to carry on its business as now being conducted, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay, or impair the ability of the Company Shareholders to consummate the Transactions.

(b) Each Company Shareholder that is not an individual has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the ancillary agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance by each Company Shareholder that is not an individual of this Agreement and the ancillary agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of such Company Shareholder, and no other corporate actions on the part of such Company Shareholder are necessary to authorize the execution and delivery by such Company Shareholder of this Agreement, the ancillary agreements to which it is a party and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by each Company Shareholder and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of each Company Shareholder, enforceable against each Company Shareholder in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(c) The execution, delivery and performance of this Agreement and the ancillary agreements to which each Company Shareholder is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Charter Documents of any such Company Shareholder who is not an individual, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Company Shareholder pursuant to, any material agreement to which any such Company Shareholder is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), under any Law to which any such Company Shareholder is subject (except Laws that are applicable due to the business, Contracts or licenses of the Company or its Subsidiaries).

4.2 Ownership of Company Ordinary Shares. Each Company Shareholder is the sole legal and beneficial owner of the Company Ordinary Shares attributed to such Company Shareholder in Schedule 4.2. Each Company Shareholder owns the Company Ordinary Shares held by it free and clear of any Liens and does not have outstanding any option, right, or agreement to sell such Company Ordinary Shares to any other Person.

4.3 Investment Intent. Each Company Shareholder is acquiring securities of Parent solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Company Shareholder acknowledges that the Parent Class B Ordinary Shares and Parent Warrants to be issued to the Company Shareholder in the Share Exchange are not registered under the Securities Act of 1933, as amended (“Securities Act”) or any state securities laws, and that such securities may not be transferred or sold except pursuant to (i) the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws, as applicable, (ii) the expiration of the lockup period as set forth in Section 8.20 and (iii) the Shareholders Agreement. Each Company Shareholder qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. Each Company Shareholder is able to bear the economic risk of holding Parent securities for an indefinite period, including total loss of investment, and has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such investment.

4.4 Litigation. There have been, and are, no claims, suits, actions or proceedings pending or, to the knowledge of such Company Shareholder, threatened against the Company Shareholder which in any manner seek to restrain, enjoin, prohibit, make illegal, or materially delay the Transactions or the performance by the Company Shareholder of its obligations under this Agreement or, when executed, any ancillary agreement to which such Company Shareholder is a party.

4.5 Certain Business Practices.

(a) No Company Shareholder or any of its Affiliates acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or similar law of any other jurisdiction, or (iii) made any other unlawful payment. No Company Shareholder or any of its Affiliates acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of each Company Shareholder and, to the knowledge of any such Company Shareholder, the Company, are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity in all material respects, and no action involving the Company Shareholder or Company with respect to the any of the foregoing is pending or, to the knowledge of the Company Shareholder, threatened.

(c) No Company Shareholder or, if the Company Shareholder is not an individual, any of its directors or officers, or, to the knowledge of the Company Shareholder, any other Person acting on the Company Shareholder’s behalf is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any Sanctions, or is located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory, or will, directly, or indirectly, use the proceeds of any offering of securities of the Company or Parent, or lend, contribute, or otherwise make available such proceeds to any other Person in any manner that would result in a violation of any Sanctions or result in the imposition of Sanctions against such Person.

4.6 No Additional Representations and Warranties; No Reliance. Except as provided in this Article IV, neither the Company Shareholders, any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to HL or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to HL or its Affiliates. The Company Shareholders acknowledge and agree (each on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of HL; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of HL for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article V (as modified by the HL Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

4.7 Survival of Representations and Warranties. The representations and warranties of the Company Shareholders set forth in this Agreement shall survive the Closing as set forth in Section 11.4.

Article V

REPRESENTATIONS AND WARRANTIES OF HL

Subject to the exceptions set forth in Schedule 5 attached hereto (the “HL Schedule”), HL represents and warrants to the Company as follows:

5.1 Organization and Qualification.

(a) HL is a corporation duly incorporated, validly existing and in good standing under the laws the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. HL is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HL. Complete and correct copies of the Charter Documents of HL, as amended and currently in effect, have been made available to the Company or Company’s counsel.

(b) HL is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HL. Each jurisdiction in which HL is so qualified or licensed is listed in Schedule 5.1(b).

5.2 Subsidiaries. HL has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. HL does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.

5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of HL consists of (i) 100,000,000 HL Ordinary Shares, of which 6,561,251  HL Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 1,000,000 HL Preferred Shares, of which no HL Preferred Shares are issued and outstanding.

(b) Except as provided for in this Agreement or as set forth in Schedule 5.3(b), (i) no HL Ordinary Shares are reserved for issuance upon the exercise of outstanding options to purchase HL Securities granted to employees of HL or other parties (“HL Stock Options”) and there are no outstanding HL Stock Options; (ii) 7,875,000 HL Ordinary Shares are reserved for issuance upon the exercise of HL Warrants; (iii) 550,000 HL Ordinary Shares are reserved for issuance upon the exercise of HL Rights; (iv) 525,000 HL Ordinary Shares are reserved for issuance upon the exercise of outstanding HL UPOs, including 250,000 HL Ordinary Shares underlying HL Warrants included in the HL UPOs and 25,000 HL Ordinary Shares underlying HL Rights included in the HL UPOs; and (v) no HL Ordinary Shares are reserved for issuance upon the conversion of the HL Preferred Shares or any outstanding convertible notes, debentures, or other securities (collectively, “HL Convertible Securities”) and there are no outstanding HL Convertible Securities. All HL Ordinary Shares subject to issuance, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. All outstanding HL Ordinary Shares, HL Warrants, and HL Rights have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) all requirements set forth in any applicable HL Contracts and Charter Documents.

(c) Except as provided for in this Agreement or as set forth in Schedule 5.3(c) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which HL is a party or by which it is bound obligating HL to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of HL or obligating HL to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. HL does not have any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the HL Shareholders on any matter.

(d) Except as set forth in Schedule 5.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which HL is a party or by which HL is bound with respect to any HL Securities.

(e) Except as provided for in this Agreement or as set forth in Schedule 5.3(e), as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of HL are issuable and no rights in connection with any shares, warrants, options, or other securities of HL accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) Except as provided for in this Agreement or as set forth in Schedule 5.3(f), no outstanding HL Securities are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with HL.

(g) To HL’s knowledge, fewer than 150 natural or legal persons in each member of the European Economic Area and the United Kingdom hold, as of record and/or beneficially, HL Ordinary Shares, HL Warrants, HL Rights, or HL UPOs other than qualified investors (within the meaning of Article 2(e) of Regulation (EU) 2017/1129 of the European Parliament and of the Counsel of 14 June 2017).

5.4 Authority Relative to this Agreement.

(a) HL has all necessary power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that HL has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out HL’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the HL Merger). The execution and delivery of this Agreement by HL and the consummation by HL of the transactions contemplated hereby (including the HL Merger) have been duly and validly authorized by all necessary corporate action on the part of HL (including the approval by its board of directors), and no other corporate proceedings on the part of HL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval by the affirmative vote of the HL Shareholders required under HL’s Charter Documents and the BVI Companies Act. This Agreement has been duly and validly executed and delivered by HL and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes the legal and binding obligation of HL, enforceable against HL in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) The board of directors of HL has, as of the date of this Agreement, unanimously (i) declared the advisability of the HL Merger and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of HL, (ii) determined that the HL Merger is in the best interests of the HL Shareholders, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (excluding taxes payable).

5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by HL do not, and the performance of this Agreement by HL shall not: (i) conflict with or violate HL’s Charter Documents, (ii) conflict with or violate any applicable Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair HL’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of HL (other than Permitted Liens) pursuant to, any HL Contracts, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on HL.

(b) The execution and delivery of this Agreement by HL do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which HL is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on HL, or (y) prevent the consummation of the Transactions or otherwise prevent HL from performing its material obligations under this Agreement on a timely basis.

5.6 Compliance. HL has complied with all, and is not in violation of any, applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on HL. The businesses and activities of HL have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on HL. HL is not in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 5.6, no written notice of non-compliance with any applicable Legal Requirements has been received by HL (and HL has no knowledge of any such notice delivered to any other Person).

5.7 HL SEC Reports and Financial Statements.

(a) HL has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by HL with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “HL SEC Reports”). All HL SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of HL or such other correspondence with is not required by the rules of the SEC to be publicly disclosed), and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”), as of their respective dates, are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction (except for redaction permitted by SEC rules and regulations). HL has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by HL with the SEC to all agreements, documents and other instruments that previously had been filed by HL with the SEC and are currently in effect. The HL SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. None of the HL SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. To HL’s knowledge, each director and executive officer of HL has filed with the SEC on a timely basis all statements required with respect to HL by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC or Nasdaq.

(b) The audited financial statements of HL (“HL Audited Financial Statements”) and unaudited interim financial statements of HL (“HL Unaudited Financial Statements” and, together with the HL Audited Financial Statements, the “HL Financial Statements”) (including, in each case, the notes and schedules thereto) included in the HL SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, the effect of which are not, individually or in the aggregate, material, and the absence of complete footnotes to the extent permitted by Regulation S-X or Regulation S-K, as applicable) in all material respects the financial position of HL as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(c) HL has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to HL is made known to HL’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To HL’s knowledge, such disclosure controls and procedures are effective in timely alerting HL’s principal executive officer and principal financial officer to material information required to be included in HL’s periodic reports required under the Exchange Act.

(d) HL has established and maintained a system of internal controls. To HL’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of HL’s financial reporting and the preparation of the HL Financial Statements for external purposes in accordance with U.S. GAAP.

(e) There are no outstanding loans or other extensions of credit made by HL to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of HL. HL has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The books of account, minute books and transfer ledgers and other similar books and records of HL have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(g) Except as otherwise noted in the HL Financial Statements, the accounts and notes receivable of HL reflected in the HL Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which HL has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of HL as of the date hereof.

(h) As of the date hereof, there are no outstanding written SEC comments from the SEC with respect to the HL SEC Reports. To the knowledge of HL, none of the HL SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8 No Undisclosed Liabilities. Except as set forth in Schedule 5.8 hereto, HL has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a balance sheet or in the related notes to HL Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of HL, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent HL Financial Statements or in the notes to the most recent HL Financial Statements, and (ii) such liabilities arising in the ordinary course of HL’s business since the date of the most recent HL Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on HL.

5.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent HL Financial Statement to the date of this Agreement, there has not been: (i) any Material Adverse Effect on HL, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of HL Securities, or any purchase, redemption or other acquisition by HL of any of HL Securities, (iii) any split, combination or reclassification of any HL Securities, (iv) any granting by HL of any increase in compensation or fringe benefits, or any payment by HL of any bonus, or any granting by HL of any increase in severance or termination pay or any entry by HL into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving HL of the nature contemplated hereby, (v) entry by HL into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by HL in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of HL, or (viii) any material revaluation by HL of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of HL.

5.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to HL’s knowledge, threatened against HL, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

5.11 Employee Benefit Plans. HL does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any shareholder, director, or employee of HL, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

5.12 Labor Matters. HL is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by HL and HL does not know of any activities or proceedings of any labor union to organize any such employees. Other than as described in the HL SEC Reports, HL has never had any employees.

5.13 Business Activities. Since its organization, HL has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the HL Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon HL or to which HL is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of HL, any acquisition of property by HL, or the conduct of business by HL.

5.14 Title to Property. HL does not own or lease any real property or personal property. Except as set forth in Schedule 5.14, there are no options or other contracts under which HL has a right or obligation to acquire or lease any interest in real property or personal property.

5.15 Intellectual Property. HL does not own, license, or otherwise have any right, title or interest in any material Intellectual Property.

5.16 Taxes. Except as set forth in Schedule 5.16 hereto:

(a) HL has timely filed all Returns required to be filed by HL with any Tax authority prior to the date hereof. All such Returns are true, correct, and complete. HL has paid all Taxes shown to be due and payable on such Returns.

(b) All Taxes that HL is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) HL has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, proposed or assessed by a taxing authority against HL, nor has HL executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. HL has complied in all respects with all applicable Legal Requirements regarding withholding Taxes and has timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of HL by any Tax authority is presently in progress, nor has HL been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by HL has been proposed, formally or informally, by any Tax authority to HL or any representative thereof.

(f) HL has no liability for any unpaid Taxes which has not been accrued for or reserved on HL’s balance sheets included in the HL Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of such HL Financial Statements in connection with the operation of the business of HL in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the Transactions.

(g) HL has not taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Transactions from qualifying as a reorganization governed by Section 368 of the Code or an integrated exchange within the meaning of Section 351 of the Code.

5.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of HL: (i) HL has complied in all material respects with applicable Environmental Laws; (ii) neither HL nor, the knowledge of HL, any third party, has caused any properties currently owned, leased or operated by HL to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by HL were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by HL; (iv) as of the date hereof, HL has not received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, HL has not received any written notice, demand, letter, claim, or request for information alleging that HL may be in material violation of or have material liability under any Environmental Law; and (vii) HL is not subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

5.18 Brokers. Except as set forth in Schedule 5.18, HL has not incurred, and neither will incur, and has not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which Parent or the Surviving BVI Company or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the HL SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 5.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which HL a party or by or to which any of the properties or assets of HL may be bound, subject or affected, which may not be cancelled without penalty or liability by HL on less than 30 days’ or less prior notice (“HL Contracts”). All HL Contracts are listed in Schedule 5.19 other than those that are exhibits to the HL SEC Reports.

(b) Except as set forth in the HL SEC Reports filed prior to the date of this Agreement, each HL Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all HL Contracts (or written summaries in the case of oral HL Contracts) have been made available to the Company or Company counsel.

(c) Neither HL nor, to the knowledge of HL, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any HL Contract, and no party to any HL Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on HL. Each HL Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on HL.

5.20 Insurance. Except for directors’ and officers’ liability insurance, HL does not maintain any Insurance Policy.

5.21 Interested Party Transactions. Except as set forth in the HL SEC Reports, no employee, officer, director, or shareholder of HL or a member of his or her immediate family is (a) indebted to HL nor is HL indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of HL or (b) to HL’s knowledge, directly or indirectly, interested in any material contract with HL (other than such contracts as relate to the acquisition of such shareholder’s ownership of capital stock or other securities of HL).

5.22 HL Listing. The HL Ordinary Share, HL Warrants, HL Rights, and HL’s units are listed for trading on the Nasdaq Capital Market (“Nasdaq”). Except as set forth in the HL SEC Reports, there is no, and there has never been any, action or proceeding pending or, to HL’s knowledge, threatened against HL by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of HL Ordinary Shares on Nasdaq. None of HL or any of its Affiliates has taken any action in an attempt to terminate the registration of the HL Ordinary Shares under the Exchange Act.

5.23 Trust Fund.

(a) As of the date hereof, HL has no less than $53.4 million invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account administered by Continental (the “Trust Fund”).

(b) Schedule 5.23(b) sets forth, as of the date hereof, HL’s good faith estimate of all payments to be made out of the Trust Fund at or prior to the Closing as directed in the trust termination letter, including all amounts payable (i) to Converting Shareholders, (ii) for income Tax or other Tax obligations of HL prior to Closing, (iii) as repayment of HL Borrowings, if any, (iv) to EBC pursuant to the Business Combination Marketing Agreement dated June 27, 2018, and (v) to satisfy all Transaction Expenses of the Parties hereto in connection with each of its operations and efforts to effect the Transactions. Such schedule, together with the updated schedule required to be delivered pursuant to Section 8.13 below, is referred to as the “Trust Disbursement Schedule” and the amounts referred to therein or otherwise made in respect thereof at the Closing are hereinafter referred to as the “Trust Disbursements”.

(c) HL has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Fund, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Fund. As of the Effective Time, the obligations of HL to dissolve or liquidate pursuant to the HL Charter Documents shall terminate, and as of the Effective Time, HL shall have no obligation whatsoever pursuant to the HL Charter Documents to dissolve and liquidate the assets of HL by reason of the consummation of the Transactions. To the knowledge of HL, as of the date hereof, following the Effective Time, no HL Shareholder shall be entitled to receive any amount from the Trust Fund except to the extent such HL Shareholder is a Converting Shareholder.

(d) Assuming the accuracy of the representations and warranties of the Company, the Parent and the Company Shareholders contained herein and the compliance by the Company, the Parent and the Company Shareholders with each of its respective obligations hereunder, HL believes that the conditions to the use of funds in the Trust Fund as set forth herein will be satisfied and funds available in the Trust Fund (less all Trust Disbursements) will be available to HL and the Company to fund on-going operations of the Company from and after the Closing Date.

5.24 Proxy Statement/Prospectus. None of the information relating to HL to be included in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the HL Shareholders, at the time of the HL Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.25 No Additional Representations and Warranties; No Reliance. Except as provided in this Article V (as modified by the HL Schedule), neither HL, any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, any Subsidiary, or their Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Subsidiary or their Affiliates. HL acknowledges and agrees (on its own behalf and on behalf of its Affiliates and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article III (as modified by the Company Schedule), Article IV, and Article VI, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

5.26 Survival of Representations and Warranties. The representations and warranties of HL forth in this Agreement shall survive the Closing as set forth in Section 11.4.

Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to HL and the Company (each with respect to itself only) as follows:

6.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the state or country of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been made available to HL or HL’s counsel.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

6.2 Subsidiaries. Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub. Merger Sub does not have, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature under which it may become obligated to make, any future investment in or capital contribution to any other Person. Parent and Merger Sub do not have any assets or properties of any kind, do not now conduct and have never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

6.3 Capitalization.

(a) The Parent has no limit in its authorized share capital and it has an issued and outstanding share capital of one ordinary share of EUR1.00. The Memorandum and Articles of Association will be amended prior to the Closing as set forth in Section 8.2 hereunder. The authorized shares of stock of Merger Sub is 100 ordinary shares, par value $0.01 per share, one (1) of which is issued and outstanding. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

(b) Except for this Agreement and the Transactions, as of the date hereof, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or Merger Sub or obligating any of them to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders or shareholders of Parent or Merger Sub on any matter.

(c) Except contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any of their equity securities.

(d) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options, or other securities of Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) No outstanding equity securities of Parent or Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent or Merger Sub.

(f) The Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, HL Parent Warrants and Parent Warrants to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Parent Class A Ordinary Shares, Parent Class B Ordinary Shares, HL Parent Warrants and Parent Warrants will be fully paid and nonassessable, free and clear of all Liens.

6.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent and Merger Sub, respectively, has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each of their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Transactions). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Transactions) have been or will be duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company and HL, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

6.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance of this Agreement by each of Parent and Merger Sub do not and shall not: (i) conflict with or violate any of their respective Charter Documents, (ii) conflict with or violate any applicable Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of their rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) the qualification of the Surviving BVI Company, the Company, or its Subsidiaries as a foreign corporation in those jurisdictions in which the business of such entities makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or Merger Sub, or (y) prevent the consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement on a timely basis.

6.6 Compliance. Each of Parent and Merger Sub has complied with all, and is not in violation of any, applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. The businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any applicable Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any applicable Legal Requirements has been received by Parent or Merger Sub.

6.7 Litigation. There are no, and there never have been any, claims, suits, actions or proceedings pending against Parent or Merger Sub before any court, governmental department, commission, agency, instrumentality, authority, or arbitrator.

6.8 Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of the Transactions. Neither Parent nor Merger Sub has any employees. Neither Parent nor Merger Sub owns or leases any real property, personal property, or Intellectual Property. Parent and Merger Sub were each created for the purpose of facilitating the Transactions and have not conducted any prior business activities, other than any such activities incidental to consummating the Transactions. Except as set forth in the Charter Documents of each of Parent and Merger Sub, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon, or to which such Person is a party, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, or any acquisition of property by or the conduct of business by Parent or Merger Sub.

6.9 Brokers. Neither Parent nor Merger Sub has incurred, and will not incur, and have not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Parent, the Surviving BVI Company, the Company, or any of its or their direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.10 Interested Party Transactions. No officer, director, or shareholder of Parent or Merger Sub or a member of his or her immediate family is (a) indebted to any of Parent or Merger Sub nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub; or (b) directly or indirectly, interested in any material contract with Parent or Merger Sub (other than such contracts as relate to the acquisition of such shareholder’s or shareholder’s ownership of capital stock or other securities).

6.11 Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement in accordance with the Charter Documents of such entity, and (ii) determined that the Transactions are in the best interests of the shareholders of such entity.

6.12 Proxy Statement/Prospectus. None of the information relating to Parent or Merger Sub to be included in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the HL Shareholders, at the time of the HL Special Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.13 No Additional Representations and Warranties. Except as provided in this Article VI, neither Parent nor Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to HL or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to HL or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and HL; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of each of the Company and HL for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in Article V (as modified by the HL Schedule), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

6.14 Survival of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall survive the Closing as set forth in Section 11.4.

Article VII

CONDUCT PRIOR TO CLOSING

7.1 Conduct of Business by HL, the Company, Parent, and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing (the “Interim Period”), each of HL, the Company, the Company’s Subsidiaries, Parent and Merger Sub shall, except to the extent that HL (in the case of a request by the Company) or the Company (in the case of a request by HL) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 7.1 hereto or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except as expressly contemplated by Schedule 7.1 hereto) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees, (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. During the Interim Period, HL shall file all Certifications, registration statements, reports, schedules, forms, statements, and other documents required to be filed or furnished to the SEC (“Additional HL SEC Reports”), which Additional SEC Reports shall be prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and which will not contain any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, except as required or permitted by the terms of this Agreement or as set forth in Schedule 7.1 hereto, without the prior written consent of HL (in the case of a request by the Company) or the Company (in the case of a request by HL), which consent shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, HL, the Company, the Company’s Subsidiaries, Parent, and Merger Sub shall not do any of the following:

(a) Waive any share repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable Legal Requirements, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests, except with respect to Converting Shareholders;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, except as contemplated by Section 8.2 hereunder;

(g) Amend its Charter Documents in any material respect, except as contemplated by Section 8.2 hereunder;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of such Party or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement/Prospectus;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such Party (measured with all of its Subsidiaries, taken as a whole);

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as contemplated by Section 8.15 hereunder, or as otherwise required by applicable Legal Requirements or pursuant to an existing Plan, policy or Company Contract, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the most recent Company Financial Statements or in the HL SEC Reports, as applicable, or incurred since the date of such financial statements, (ii) settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such, or (iii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which HL is a party or of which HL is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or HL Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law, U.S. GAAP, or IFRS, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such Party to pay in excess of $1,000,000 in any 12-month period;

(p) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect the Tax liability or Tax attributes of such Party, settle or compromise any income Tax liability outside the ordinary course of business or, except as required by applicable Legal Requirements, change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(q) Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(r) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(s) Make capital expenditures in excess of $500,000;

(t) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary; or

(u) Agree in writing or otherwise agree or commit to take any of the actions described in Section 7.1(a) through (t) above.

Notwithstanding the foregoing, nothing in this Section 7.1 shall prohibit a Party from taking any action or omitting to take any action as required by this Agreement.

7.2 Confidentiality; Access to Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Non-Disclosure Agreement, dated as of May 14, 2020 (the “Confidentiality Agreement”), by and between the Company and HL, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 10.2(b) hereof.

(b) Access to Information.

(i) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford HL and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as HL may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by HL in any investigation pursuant to this Section 7.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transactions.

(ii) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to HL by third parties that may be in HL’s possession from time to time, and except for any information which in the opinion of legal counsel of HL would result in the loss of attorney-client privilege or other privilege from disclosure, HL will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of HL, to the properties, books, records and personnel of HL during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of HL, as the Company may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 7.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transactions.

7.3 Exclusivity. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (a) the Company, Company Shareholders, Parent, and Merger Sub will not, and each will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than HL and its designees) concerning any merger, sale of ownership interests in the Company (other than shares of (i) any indebtedness for borrowed money to the extent not convertible into equity securities of the Company as permitted by this Agreement (including indebtedness evidenced by notes, bonds, debentures, credit agreement(s) or similar instruments or seller carryback financing in acquisitions) and (ii) any instruments convertible into equity securities of the Company upon the consummation of the Transactions which are permitted by this Agreement) and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business), or a recapitalization or similar transaction involving the Company and (b) HL will not, and will cause its Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (x) the Company, Company Shareholders, Parent, and Merger Sub will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests in and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business) or recapitalization or similar transaction involving the Company and (y) HL will, and will cause its Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. The Company will promptly notify HL if it receives, or if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that exclusivity agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 7.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such injury.

7.4 Certain Financial Information.

(a) Within fifteen (15) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to HL unaudited consolidated financial statements for such month, including a balance sheet, statement of operations, statement of cash flows, and statement of shareholders’ equity, that are certified as correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer, prepared in accordance with IFRS applied on a consistent basis to prior periods (except as may be indicated in the notes thereto), and fairly presenting in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows for the period indicated, except that such financial statements need not contain notes and may be subject to normal adjustments that are not expected to be material to the Company.

(b) During the period from the date of this Agreement and continuing until the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall, and shall cause its auditors to (i) continue to provide HL and its Representatives reasonable access to all of the financial information used in preparation of Company Financial Statements and the financial information furnished pursuant to Section 7.4(a), and (ii) reasonably cooperate with any reviews performed by HL or its Representatives of any such Company Financial Statements or financial information.

7.5 Company Audited Financial Statements. Reasonably promptly after the date of this Agreement, and only to the extent required to be included in the Proxy Statement, the Company shall deliver any consolidated audited financial statements of the Company to HL for the same time periods as the Company Annual Financial Statements, together with an opinion of the Company’s auditing firm and all notes thereto (“Company Audited Financial Statements”). The Company Audited Financial Statements shall comply as to form in all material respects, and be prepared in accordance, with IFRS (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved and shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of their operations and cash flows for the period therein indicated.

7.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the Transactions, including the consents referred to in Schedules 3.5 and 5.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require HL or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

Article VIII

ADDITIONAL AGREEMENTS

8.1 Form F-4; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from HL and the Company of all financial and other information relating to HL and the Company as is necessary for its preparation, Parent shall prepare and file with the SEC and with all other applicable regulatory bodies, the Form F-4 with respect to the Parent Class A Ordinary Shares and HL Parent Warrants to be issued in the Merger, which Form F-4 will contain the Proxy Statement/Prospectus to be used for the purpose of soliciting proxies from the HL Shareholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger, including the issuance of the HL Merger Consideration (the “Merger Proposal”), (ii) the election to the board of directors of Parent of the individuals identified on Schedule 8.2 for the class of director set forth opposite the name of such individual (the “Director Proposal”); (iii) the approval of certain material differences between HL’s Charter Documents and Parent’s Charter Documents, to be effective from and after the Closing (the “Charter Amendments Proposals”), (iv) the adoption of the Parent Plan (the “Plan Proposal”) and (v) approval of any other proposals reasonably agreed by HL and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, Charter Amendments Proposals and Plan Proposal, the “HL Shareholder Matters”) at a meeting of HL Shareholders to be called and held for such purpose (the “HL Special Meeting”). Without the prior written consent of the Company, the HL Shareholder Matters shall be the only matters (other than procedural matters) which HL shall propose to be acted on by the HL Shareholders at the HL Special Meeting. The Parent Plan shall provide that a number of Parent Class A Ordinary Shares in an amount to be mutually agreed by the Parties hereto shall be reserved for issuance pursuant to the Parent Plan. The Company and HL shall each furnish to Parent all information as is necessary in connection with the preparation of the Proxy Statement/Prospectus. The Company and HL, and each of their counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Proxy Statement/Prospectus prior to its filing with the SEC and any other amendments or documents filed with the SEC and Parent shall not file any documents with the SEC without the prior written consent of the Company and HL, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall consider the comments of the Company and HL in good faith. Parent, with the assistance and written approval of the Company and HL, shall promptly respond to any SEC comments on the Proxy Statement/Prospectus and shall otherwise use reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Parent will advise the Company and HL promptly after it receives notice thereof, of: (A) the time when the preliminary Proxy Statement/Prospectus has been filed; (B) in the event the preliminary Proxy Statement/Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement/Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement/Prospectus; (E) any request by the SEC for amendment of the Proxy Statement/Prospectus; (F) any comments from the SEC relating to the Proxy Statement/Prospectus and responses thereto; and (G) requests by the SEC for additional information.

(b) As soon as practicable following the SEC declaring the Form F-4 effective (the “SEC Approval Date”), HL shall (i) distribute the Proxy Statement/Prospectus to the HL Shareholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the HL Special Meeting in accordance with the BVI Companies Act and subject to the other provisions of this Agreement, and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the HL Shareholder Matters. Notwithstanding the foregoing provisions of this Section 8.1(b), if on a date for which the HL Special Meeting is scheduled, HL reasonably determines that the HL Merger cannot be consummated for any reason, HL shall have the right to make one or more successive postponements or adjournments of the HL Special Meeting, provided that HL continues to satisfy its obligations under Section 8.1(d) below.

(c) Parent, HL, and the Company shall each comply with all applicable provisions of and rules under the Securities Act, Exchange Act, all applicable provisions of the Corporate Law, as applicable, in the preparation, filing and distribution of the Form F-4 and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the HL Special Meeting. Without limiting the foregoing, Parent, HL, and the Company shall each ensure that each of the Proxy Statement/Prospectus does not, as of the date on which it is first distributed to HL Shareholders and as of the date of the HL Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no Party shall be responsible for the accuracy or completeness of any information relating to another Party or any other information furnished by another Party for inclusion in the Proxy Statement/Prospectus).

(d) HL, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the HL Shareholders vote in favor of the HL Shareholder Matters, and shall otherwise use reasonable best efforts to obtain approval of the HL Shareholder Matters. Subject to the fiduciary obligations of HL’s board of directors, neither HL’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) the HL board of director’s recommendation that the HL Shareholders vote in favor of the adoption of the HL Shareholder Matters.

8.2 Conversion of Parent to Public Limited Company; Directors and Officers of Parent After Transactions. Prior to the Closing, the Parent shall revise its Memorandum and Articles of Association to (i) change its name to Fusion Fuel PLC, or such other name as is acceptable to the Company Shareholders, (ii) convert from a private limited company to a public limited company, (iii) incorporate the terms set forth on Schedule 8.2, and (iv) establish a board of directors consistent with the terms set forth on Schedule 8.2; and HL hereby agrees to such revisions and will cooperate with Parent and the Company as reasonably requested to implement such revisions. Except as otherwise agreed in writing by the Company and HL prior to the Closing, the Parties shall take all necessary action so that all of the members of the board of directors of HL and all officers of HL resign effective as of the Closing unless such member or officer is included on Schedule 8.2.

8.3 Intentionally Omitted.

8.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement (but in any event within four (4) Business Days thereafter), HL will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by the Company.

(b) Promptly after the execution of this Agreement, HL and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Shell Company Report on Form 20-F announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 20-F”), which shall be in a form reasonably acceptable to HL and the Company. Prior to Closing, HL and the Company shall prepare a press release announcing the consummation of the Transactions hereunder (“Closing Press Release”), which shall be in a form reasonably acceptable to HL and the Company. Concurrently with the Closing, HL shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 20-F with the SEC.

8.5 Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Form F-4, the Proxy Statement/Prospectus, the Closing Form 20-F, the Closing Press Release or any other statement, filing, notice, or application made by or on behalf of HL, Parent or the Company to any Governmental Entity or other third party in connection with Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of HL, the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable Legal Requirements and contractual restrictions) to promptly furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and shareholders (including the directors of Parent to be elected effective as of the Closing pursuant to Section 8.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Transactions and the preparation of such Reviewable Document.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by HL, Parent or the Company, the other Parties shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, HL, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Form F-4 to be declared effective by the SEC as promptly as practicable, and keep the Form F-4 effective as long as is necessary to consummate the Transactions.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d) Prior to the Closing Date, the Company and HL shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to any Governmental Entity, and (ii) after the receipt by it of any written or oral comments of any Governmental Entity on, or of any written or oral request by any Governmental Entity for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and such Governmental Entity with respect to any of the foregoing filings or submissions. HL and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of any Governmental Entity. All correspondence and communications to any Governmental Entity made by HL or the Company with respect to the Transactions or any agreement ancillary hereto shall, to extent permitted by applicable Legal Requirements, be considered to be Reviewable Documents subject to the provisions of this Section 8.5.

8.6 No Securities Transactions. Neither the Company, Company Shareholders, Parent, Merger Sub nor HL, nor any of its respective controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of HL, the Company, or Parent, respectively, prior to the Effective Time without the consent of the other Party. Each of the Company and HL shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

8.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company acknowledges that it has read HL’s final prospectus dated June 27, 2018 (“Final Prospectus”) and understands that HL has established the Trust Fund for the benefit of HL’s public shareholders and that HL may disburse monies from the Trust Fund only (a) to HL’s public shareholders in the event they elect to convert their shares into cash in accordance with HL’s Charter Documents and/or the liquidation of HL or (b) to HL after, or concurrently with, the consummation of a business combination. The Company further acknowledges that, if the Transactions, or, upon termination of this Agreement, another business combination, are not consummated by July 2, 2020, or such later date as shall be set forth in an amendment to HL’s Amended and Restated Memorandum and Articles of Association for the purpose of extending the date by which HL must complete a business combination, HL will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against HL to collect from the Trust Fund any monies that may be owed to them by HL for any reason whatsoever, including but not limited to a breach of this Agreement by HL or any negotiations, agreements or understandings with HL (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against HL pursuant to this Agreement for legal relief against monies or other assets of HL held outside the Trust Fund or for specific performance or other equitable relief in connection herewith and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against HL’s assets or funds that are not held in the Trust Fund. Furthermore, HL shall not execute any definitive agreement related to such business combination that (i) attempts to prevent HL from so filing or pursuing any such claim, or (ii) permits the Person that survives such combination not to assume HL’s obligation for damages in connection with this Agreement and the Transactions. This paragraph will survive the termination of this Agreement for any reason and will not expire and will not be altered in any way without the express written consent of HL.

8.8 Disclosure of Certain Matters. Each of HL and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause, if existing or known on the date hereof, such Party’s representations and warranties to be or become untrue or misleading or which would prevent it from consummating the Transactions, (b) had it existed or been known on the date hereof would have been required to be discussed under this Agreement, (c) gives such Party any reasonable basis to believe that any of the conditions to the obligations of the other Party set forth in Article IX will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of Parent, or (e) would require any amendment or supplement to the Form F-4 or the Proxy Statement/Prospectus. The Parties shall have the obligation to supplement or amend the Company Schedule and HL Schedule being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the Company Schedule and HL Schedule, respectively, shall terminate on the Closing Date.

8.9 Securities Listing . Prior to the Effective Time, HL and Parent shall prepare and submit to Nasdaq, in accordance with all applicable laws and the policies of Nasdaq, an application for the listing on Nasdaq of the Parent Class A Ordinary Shares and HL Parent Warrants, and use commercially reasonable efforts to cause the Parent Class A Ordinary Shares and HL Parent Warrants to be approved for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance. The Company shall cooperate with HL and Parent as reasonably requested by HL to cause the listing application to be approved by Nasdaq and shall promptly furnish to HL all information concerning the Company that may be required or reasonably requested in connection therewith.

8.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company under applicable Legal Requirement or as provided in the Charter Documents of the Company or in any indemnification agreements shall survive and shall continue in full force and effect in accordance with their terms.

(b) Without limiting any additional rights that any Person may have under any other agreement, for a period of six (6) years after the Closing Date, each of Parent, the Surviving BVI Company, and the Company shall, jointly and severally, indemnify and hold harmless each present (as of immediately prior to the Closing Date) and former officer, director, employee, fiduciary or agent of HL, the Company, the Parent or any Subsidiary (each, a “D&O Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the D&O Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of HL, the Company or a Subsidiary or (ii) matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed on or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent within ten (10) business days of receipt by Parent from the D&O Indemnified Person of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable law and by the Charter Documents of HL, the Company, or the Subsidiary, as applicable, (y) neither Parent, the Surviving BVI Company, the Company, nor any of its or their Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by such D&O Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Person from all liability arising out of such action, suit, proceeding, investigation or claim (including all attorney’s fees and expenses) or such D&O Indemnified Person otherwise consents and (z) Parent, the Surviving BVI Company, the Company, and its and their Affiliates shall cooperate in the defense of any such matter.

(c) For a period of six (6) years after the Closing Date, Parent shall not and shall not permit the Surviving BVI Company, the Company or any Subsidiary to amend, repeal or otherwise modify any provision in its respective Charter Documents relating to the exculpation or indemnification (including fee advancement) of any officers or directors (unless required by law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) to the full extent of the law. Parent shall, and shall cause the Surviving BVI Company, the Company, and each Subsidiary to, honor and perform under all indemnification obligations owed to any of the D&O Indemnified Persons.

(d) Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons on no less favorable terms (including in amount and scope) as the policy or policies maintained by HL or the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of HL and the Company with respect to directors’ and officers’ liability insurance.

(e) Upon the Closing, Parent shall purchase a directors’ and officers’ insurance policy in an amount to be mutually agreed by the Company and HL which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing. The cost of such policy shall be borne by Parent. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of HL and the Company with respect to directors’ and officers’ liability insurance.

(f) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 8.10.

(g) The provisions of this Section 8.10 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of the HL Representative and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

8.11 Insider Loans. The Company shall cause each Insider of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Insider and any other amount owed by such Insider to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Insider to a third party to be terminated.

8.12 HL Borrowings. Through the Closing, HL shall be allowed to borrow funds from its directors, officers, shareholders, and each of their Affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of HL in due course on a non-interest bearing basis and be repayable in cash at Closing (or convertible into securities of HL as described in the Final Prospectus) (such aggregate amount of outstanding borrowings, the “HL Borrowings”).

8.13 Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice to Continental (which notice HL shall provide in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, HL shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter. The trust termination letter shall include an updated Trust Disbursement Schedule to reflect the amount of all payments to be made out of the Trust Fund (or to Parent for further disbursement thereof) at or prior to the Closing, accrued to the date of the Closing, which shall be prepared by HL with the assistance of the Company, which up-dated schedule shall constitute the Trust Disbursement Schedule. HL shall use its best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the trust termination letter, including all amounts payable as set forth in the Trust Disbursement Schedule and all remaining funds to Parent. Thereafter, the Trust Fund shall terminate, except as otherwise provided therein. All liabilities and obligations of HL due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable as set forth herein.

8.14 Intended Tax Treatment. On or after the date hereof, none of the Parties shall take any action, or fail to take any action, and following the Transactions the Parent shall prevent the Company and Surviving BVI Company from taking any action or failing to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying as a reorganization governed by Section 368 of the Code or an exchange governed by Section 351 of the Code, as applicable. The Parties will in all Tax Returns report the Transactions in a manner consistent with such tax treatment, and no Party will take a position inconsistent with that treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Legal Requirements). For the avoidance of doubt, the receipt of any portion of the Contingent Consideration shall be treated and reported for income tax purposes as being received as additional merger consideration as part of the “reorganization” in accordance with the Code.

8.15 Incentive Equity Plan. Prior to the Closing Date, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be reasonably acceptable to HL. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Class A Ordinary Shares issuable pursuant to the Parent Plan. Such registration statement shall be filed no later than sixty (60) days after the date of the Closing Form 20-F (or as soon as reasonably practicable after the expiration of such sixty (60)-day period that registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to Parent), and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Parent Plan remain outstanding.

8.16 Employment Agreements. Prior to the Closing Date, the Company shall enter into employment agreements, in a form which is reasonably acceptable to the Company and HL, with the Company executives listed in Schedule 8.16 on terms reasonably acceptable to such executives (the “Employment Agreements”).

8.17 Third Party Consents. Each Party shall, and shall cause its Subsidiaries and Affiliates to (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consent required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that such Party or its Subsidiaries or Affiliates is required to obtain in order to consummate the Transactions, and (c) take such other action as may reasonably be necessary or as the other Party may reasonably request to satisfy the conditions set forth in Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

8.18 Amendment to the Stock Escrow Agreement. HL shall enter into an amendment to the Stock Escrow Agreement to add Parent as a party, reflect the forfeiture of HL Ordinary Shares by the Sponsors pursuant to Section 2.6, and change all references of HL Ordinary Shares to Parent Class A Ordinary Shares.

8.19 Amendment to the Warrant Agreement. Parent and HL shall (a) enter into an assignment and assumption agreement pursuant to which HL will assign to Parent all of its rights, interests, and obligations in and under the Warrant Agreement and (b) amend the Warrant Agreement to change all references of HL Warrants to HL Parent Warrants (and all references of HL Ordinary Shares underlying such warrants to Parent Class A Ordinary Shares), which shall cause each outstanding HL Warrant to represent the right to receive, on the Closing Date, that number of whole Parent Class A Ordinary Shares equal to the number of HL Ordinary Shares that were issuable upon exercise of such HL Warrant immediately prior to the Effective Time, and add the Parent Warrants to be issued to the Company Shareholders in the Share Exchange as warrants covered by the Warrant Agreement (collectively, the “Amended Warrant Agreement”). Certificates representing the HL Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 8.19; provided however, that any holder of HL Warrants may at any time surrender to Parent certificate(s) representing such HL Warrants and request replacement certificates representing the HL Parent Warrant received in exchange therefor, which shall not affect the interest of any such warrantholders and shall only be adjusted as set forth in this Section 8.19. Parent shall issue any such replacement certificates representing HL Parent Warrants within ten (10) Business Days of its receipt of a written request from the holder of an HL Warrant.

8.20 Transfer Restrictions. The Company Shareholders shall not transfer the Parent Class B Ordinary Shares to be received as Company Consideration hereunder (including the Parent Class B Ordinary Shares included in the Escrow Fund) or the Parent Class A Ordinary Shares issuable as Contingent Consideration or upon exercise of Parent Warrants (if issued prior to the end of the following periods), except to Permitted Transferees, for a period ending on the one-year anniversary of the Closing Date, or earlier if, subsequent to the Closing Date, Parent consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Parent’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. The book entry positions or certificates evidencing Parent Class A Ordinary Shares and Parent Class B Ordinary Shares issued hereunder will each include prominent disclosure or bear a prominent legend evidencing the fact that such shares are subject to such transfer restrictions.

8.21 Sublease Agreement. At or prior to the Closing, the Company shall execute and deliver a sublease agreement with MagP Inovação, S.A. as sublessor, and obtain all requisite approvals in connection therewith, on terms no less favorable to the Company than would be obtained from an independent third party and otherwise reasonably acceptable to HL.

8.22 Registration Rights Agreement. At or prior to the Closing, Parent shall execute and deliver a Registration Rights Agreement in a form to be mutually agreed upon in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, Parent will register for resale under the Securities Act Parent Class A Ordinary Shares issued or issuable pursuant to this Agreement (including the Parent Class A Ordinary Shares issuable upon conversion of the Parent Class B Ordinary Shares issued hereunder, the Parent Class A Ordinary Shares issuable upon exercise of the Parent Warrants, any and all earned Contingent Consideration and the Parent Class A Ordinary Shares issuable upon exercise of the Parent Warrants that are issued as Contingent Consideration).

8.23 Shareholders Agreement. At or prior to the Closing, Parent, the Company Shareholders and the Sponsor shall enter into an agreement (“Shareholders Agreement”) pursuant to which, among other things, the Company Shareholders will have the right to nominate up to four members of Parent’s board of directors, and the Sponsors will have the right to nominate up to three members of Parent’s board of directors, following the consummation of the Transactions.

8.24 Reservation of Shares. At all times while any HL Parent Warrants or Parent Warrants issuable hereunder are outstanding, the Parent shall authorize and reserve for issuance, and will at all times keep reserved for issuance, the maximum number of Parent Class A Ordinary Shares as will be issuable upon the exercise of all outstanding Warrants from time to time. All such Parent Class A Ordinary Shares that shall be so issuable shall be duly and validly issued, fully paid and non-assessable and will be free from preemptive rights, all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

8.25 Extension Proxy Statement.

(a) At such time as mutually agreed by HL and the Company, HL shall prepare (with the Company’s reasonable cooperation) and file with the SEC, a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend HL’s Amended and Restated Memorandum and Articles of Association to extend the time period for HL to consummate a Business Combination (as defined in the Amended and Restated Memorandum and Articles of Association) from July 2, 2020 to a date mutually agreed upon by HL and the Company (the “Extension Proposal”). HL shall use its best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(b) Each of HL and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Extension Proxy Statement will, at the date it is first mailed to the HL Shareholders and at the time of the Extension Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Extension Shareholders’ Meeting any information relating to HL, the Company, the Parent, Merger Sub, or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by HL or the Company, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the HL Shareholders.

(c) At such time as mutually agreed by HL and the Company, HL shall (i) cause the Extension Proxy Statement to be disseminated to holders of HL Ordinary Shares in compliance with applicable Legal Requirements, (ii) duly give notice of and convene and hold a meeting of its shareholders (the “Extension Shareholders’ Meeting”) in accordance with its Amended and Restated Memorandum and Articles of Association and the Nasdaq Listing Rules, (iii) solicit proxies from the HL Shareholders to vote in favor of each of the Extension Proposal, and (iv) provide the HL Shareholders with the opportunity to elect to effect a share redemption in accordance with the terms of HL’s Amended and Restated Memorandum and Articles of Association. HL shall, through its board of directors, recommend to its shareholders the approval of the Extension Proposal (the “HL Extension Approval”), and include such recommendation in the Extension Proxy Statement. The board of directors of HL shall not withdraw, amend, qualify or modify its recommendation to the HL Shareholders that they vote in favor of the Extension Proposal. To the fullest extent permitted by applicable Legal Requirements, (x) HL’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting shall not be affected by any modification in the recommendation of its board of directors with respect to the Extension Proposal, (y) HL shall establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting and submit for approval the Extension Proposal and (z) if the HL Extension Approval has not been obtained at any such Extension Shareholders’ Meeting, HL shall promptly continue to take all such necessary actions and hold additional Extension Shareholders’ Meetings in order to obtain the HL Extension Approval.

Article IX

CONDITIONS TO THE TRANSACTION

9.1 Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) HL Shareholder Matters. The HL Shareholder Matters shall have been duly approved and adopted by the affirmative vote of the HL Shareholders required under HL’s Charter Documents and the applicable provisions of the BVI Companies Act.

(b) HL Net Tangible Assets. HL shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing after taking into account the exercise by Converting Shareholders of their right to convert their shares into a pro rata share of the Trust Fund in accordance with HL’s Charter Documents.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement.

(d) Form F-4. The Form F-4 (including the Proxy Statement/Prospectus) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Listing. The Parent Class A Ordinary Shares shall have been approved for listing on Nasdaq, subject only to official notice thereof.

(f) Valuation. HL shall have received a valuation of the Company from a third-party valuation firm with expertise in valuing companies in the alternative energy or Green Hydrogen industry, determining that the fair market value of the Company as of the date of this Agreement is equal to at least 80% of the balance in the Trust Account (excluding taxes payable).

(g) Composition Agreement/SEAS. The Parent has entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company in respect of the Company Ordinary Shares, the Parent Class A Ordinary Shares, the Parent Warrants, the HL Parent Warrants and the Parent Class B Ordinary Shares, as applicable, both of which are in full force and effect and are enforceable in accordance with their terms.

(h) Amended Memorandum and Articles of Association. The Memorandum and Articles of Association of Parent shall have been amended to implement the revisions set forth in Section 8.2.

9.2 Additional Conditions to Obligations of the Company, Company Shareholders, Parent and Merger Sub. The obligations of the Company, the Company Shareholders, Parent and Merger Sub to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of HL contained in this Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date) and, (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of this Agreement, (B) on and as of the Closing Date, and (C) with respect to the representation and warranty contained in Section 5.3(g) only, also as of the SEC Approval Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date). The Company shall have received a certificate with respect to the foregoing signed on behalf of HL by an authorized officer of HL (“HL Closing Certificate”).

(b) Agreements and Covenants. HL shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of HL) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to HL (or, after the Closing, Parent or the Surviving BVI Company), and the HL Closing Certificate shall include a provision to such effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of HL certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of HL authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing, or the equivalent, of HL from the Registrar of the British Virgin Islands, and from each state where it is qualified or licensed to do business as a foreign corporation, (iii) that attached thereto is evidence that the HL Shareholder Matters have been approved, and (iv) the names and signatures of the officers of HL authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of Parent or the Surviving BVI Company to own, operate or control any of the assets and operations of HL following the Transactions, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to HL shall have occurred since the date of this Agreement, and the HL Closing Certificate shall include a provision to such effect.

(f) SEC Compliance. Immediately prior to Closing, HL shall be in compliance with the reporting requirements under the Securities Act and Exchange Act, and the HL Closing Certificate shall include a provision to such effect.

(g) Trust Funds. The funds contained in the Trust Fund to be disbursed to Parent, after reduction for Trust Disbursements paid and to be paid pursuant to the Trust Disbursement Schedule, together with any equity financing arranged after the date hereof and prior to the Closing, shall equal or exceed €22,800,000.

(h) Shareholders Agreement. The Shareholders Agreement shall have been executed and delivered and shall be in full force and effect.

(i) Sponsor Agreement. The Sponsor Agreement shall have been executed and delivered and shall be in full force and effect.

9.3 Additional Conditions to the Obligations of HL. The obligations of HL to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by HL:

(a) Representations and Warranties. Each representation and warranty of the Company, the Company Shareholders, Parent, and Merger Sub contained in this Agreement that is (i) qualified as to materiality or Material Adverse Effect shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date) and, (ii) not qualified as to materiality or Material Adverse Effect shall have been true and correct in all material respects (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, and in such case, shall be true and correct as of such earlier date). HL shall have received a certificate with respect to the foregoing signed on behalf of the Company, Parent, and Merger Sub by an authorized officer of each, and signed on behalf of the Company Shareholders by the Company Shareholders Representative (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company, the Company Shareholders, Parent, and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect respect to the Company (or, after the Closing, Parent), and the Company Closing Certificate shall include a provision to such effect.

(c) Secretary Certificate. HL shall have received a certificate of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of each of the Company, Parent, and Merger Sub authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors (or equivalent governing body) adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing, or the equivalent (if applicable), of the Company, Parent, and Merger Sub from the each state, province, or other jurisdiction where it is organized, or qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Company, Parent, and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Company following the Transactions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(e) Share Transfer Documents. The Company Shareholders shall have delivered or caused to be delivered to Parent duly completed and executed share transfer forms in relation to all of the Company Ordinary Shares outstanding at the Effective Time, and any waivers, consents, or other documents required to vest in Parent the full legal and beneficial ownership of all of the outstanding Company Ordinary Shares.

(f) Material Adverse Effect. No Material Adverse Effect with respect to the Company, Parent, or Merger Sub shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

(g) Indemnification Escrow Agreement. The Indemnification Escrow Agreement shall have been executed and delivered and shall be in full force and effect.

(h) Insider Loans. All outstanding loans or other indebtedness by the Company to any Insider shall have been repaid in full and all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated.

(i) Amended Warrant Agreement. The Amended Warrant Agreement shall have been executed and delivered and shall be in full force and effect.

Article X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of HL and the Company at any time;

(b) by either HL or the Company if the Transactions shall not have been consummated by January 2, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either HL or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of HL set forth in this Agreement, or if any representation or warranty of HL shall have become untrue, in either case such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by HL is curable by HL prior to the Closing Date, then the Company may not terminate this Agreement under this Section 10.1(d) for thirty (30) days after delivery of written notice from the Company to HL of such breach, provided HL continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement or if such breach by HL is cured during such thirty (30)-day period);

(e) by HL, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, Company Shareholders, Parent, or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Company Shareholders, Parent, or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company, Company Shareholders, Parent, or Merger Sub prior to the Closing Date, then HL may not terminate this Agreement under this Section 10.1(e) for thirty (30) days after delivery of written notice from HL to the Company of such breach, provided the Company, Company Shareholders, Parent, and Merger Sub continue to exercise commercially reasonable efforts to cure such breach (it being understood that HL may not terminate this Agreement pursuant to this Section 10.1(e) if it shall have materially breached this Agreement or if such breach by the Company, Company Shareholders, Parent, or Merger Sub is cured during such thirty (30)-day period);

(f) by either HL or the Company, if, at the HL Special Meeting (including any adjournments thereof), the HL Shareholder Matters shall fail to be approved by the affirmative vote of the HL Shareholders required under HL’s Charter Documents and the BVI Companies Act;

(g) by either HL or the Company if, immediately prior to or upon consummation of the Transactions, HL will have less than $5,000,001 of net tangible assets after taking into account the exercise by the Converting Shareholders of their rights to convert the HL Ordinary Shares held by them into cash in accordance with HL’s Charter Documents; or

(h) by the Company if, immediately prior to consummation of the Mergers, it has not received an up-dated Trust Disbursement Schedule that shows that funds contained in the Trust Fund, after reduction for all Trust Disbursements, together with net proceeds from any equity financing arranged after the date hereof and prior to the Closing, shall not equal or exceed €22,800,000 or if any information contained in such Trust Disbursement Schedule is inaccurate in any material respect.

10.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 10.1 above will be effective immediately upon (or, if the termination is pursuant to Section 10.1(d) or Section 10.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Sections 7.2(a), 8.7, 10.2 and 10.3, and Article XII (General Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. Without limiting the foregoing, and except as provided in this Section 10.2, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.6, the Parties’ sole right prior to Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid as a Trust Disbursement if the Transactions are consummated or shall be paid by the Party incurring such expenses if the Transactions are not consummated.

Article XI

Indemnification

11.1 Indemnification

(a) Subject to the terms and conditions of this Article XI (including without limitation the limitations set forth in Section 11.4), HL and each of its respective representatives, successors, and permitted assigns (the “HL Indemnitees”) will be indemnified, defended, and held harmless by the Company Shareholders, jointly and severally, but only to the extent of the Escrow Fund, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any HL Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company or the Company Shareholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company or the Company Shareholders pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii) any claim, cause of action, right or remedy, or any action, asserted at any time by any Company Shareholder relating to the allocation or entitlement to its Pro Rata Portion of Company Consideration pursuant to this Agreement, including any assertion of contractual, employment or other rights to receive such Pro Rata Portion of Company Consideration and any assertion of rights to own or acquire any such consideration, in each case, in excess of the amount or number of securities allocable to such Company Shareholder pursuant to this Agreement.

(b) Subject to the terms and conditions of this Article XI (including without limitation the limitations set forth in Section 11.4), the Company and its representatives, successors, and permitted assigns (the “Company Indemnitees” and together with the HL Indemnitees, the “Indemnitees”) will be indemnified, defended, and held harmless by the Parent, but only to the extent of the Indemnification Pool, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of HL contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by any of HL pursuant to this Agreement in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of any of HL contained in this Agreement.

(c) As used in this Article XI, the term “Losses” includes all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. In no event shall “Losses” recoverable under this Agreement be deemed to include (i) indirect, incidental or consequential damages, lost profits, business interruption, special or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, (ii) any damages caused by a change in law, administrative practice, the making of any legislation, the withdrawal of extra statutory concession previously made by any taxation or revenue authority or published interpretation of the law, after the date of this Agreement including any increase in the rates of taxation, or any imposition of Taxation or any withdrawal of relief from taxation not in effect at the date of this Agreement whether or not the change purports to be effective retrospectively in whole or part, (iii) any damages caused by any change in GAAP or IFRS, or (iv) any damages caused by any change in the accounting policies or practices of any Party after the date of this Agreement.

11.2 Claims. Any action on account of a Loss (a “Claim”) may be asserted by the HL Representative on behalf of any HL Indemnitee or by the Company Shareholder Representative on behalf of any Company Indemnitee by giving Parent written notice (a “Notice of Claim”) which sets forth (i) a brief description of the nature of the Claim and (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data will not constitute a defense (in whole or in part) to any Claim and will not affect the Company Shareholders’ or Parent’s, as applicable in the capacity of indemnitors (the “Indemnitors”), duties or obligations under this Article XI, except to the extent (and only to the extent that) such failure has adversely affected the ability of the Indemnitors to defend against or reduce their liability or caused or increased such liability or otherwise caused the damages for which the Indemnitors are obligated to be greater than such damages would have been had the Indemnitee given Parent prompt notice hereunder. Parent will have twenty (20) calendar days after its receipt of the Notice of Claim to investigate the matter or circumstance alleged to give rise to the Claim, and the HL Representative or Company Shareholder Representative, as applicable, shall reasonably assist such investigation by giving such information and access to Persons or records as Parent may reasonably request. If Parent does not respond to the Notice of Claim within such twenty (20) calendar day period, Parent will be deemed to have irrevocably accepted the Claim, and such acceptance will be binding on the Indemnitor. If Parent rejects the Claim, it shall, within such twenty (20) calendar day period, notify the HL Representative or Company Shareholder Representative, as applicable, in writing of its rejection, specifying the factual or legal basis therefor, and Parent and the HL Representative or Company Shareholder Representative, as applicable, shall negotiate in good faith to resolve the Claim. If the parties are unable to reach an agreement within ten (10) calendar days after receipt by the HL Representative or Company Shareholder Representative, as applicable, of such rejection notice, then HL Representative or Company Shareholder Representative, as applicable, may submit the Claim to JAMS Worldwide for binding arbitration under the Comprehensive Arbitration Rules and Procedures, which arbitration will be conducted by a single arbitrator who shall be mutually agreed by Parent and the HL Representative or Company Shareholder Representative, as applicable. If the parties are unable to agree on the arbitrator, the arbitrator shall be appointed by JAMS. The arbitration shall be held in New York, New York, in the English language. The arbitrator’s fees will be split equally between the parties to the arbitration and each party to the arbitration will be responsible for the payment of its own costs, attorneys’ fees, expert fees and all of its other fees, costs and expenses in connection with any arbitration. The arbitrator’s decision will be final and binding as to all matters of substance and procedure and may be enforced by an ex parte petition to the Supreme Court of the State of New York, County of New York, or any court having jurisdiction over the non-moving party.

11.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article XI are covered by insurance of the Company, HL, Parent, or its or their Subsidiaries, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; however the Indemnitee (or HL Representative on behalf of an Indemnitee) will nevertheless be entitled to bring a claim for indemnification under this Article XI in respect of such Losses and the time limitations set forth in Section 11.4 for bringing a claim of indemnification under this Agreement will be tolled during the pendency of such insurance claim. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any Loss will toll any disbursement of the Escrow Fund, if applicable, pursuant to the indemnification provisions contained in this Article XI and the Indemnification Escrow Agreement, if applicable. To the extent an Indemnitee receives proceeds from insurance or other amounts in respect of such Loss, such proceeds shall reduce the amount of Losses subject to indemnification hereunder. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party will be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

11.4 Limitations on Indemnification.

(a) The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Parties in connection with this Agreement will survive the Closing until on the tenth (10th) Business Day after Parent files its annual report for the year ending December 31, 2021 (the “Survival Period”). Any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period will survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article XI may be brought after the end of the Survival Period.

(b) In no event shall the Company Shareholders’ aggregate indemnification obligations under this Agreement exceed the Escrow Fund.

(c) In no event shall Parent’s aggregate indemnification obligation under this Agreement exceed the Indemnification Pool.

(d) No amount shall be payable under this Article XI unless and until the aggregate amount of Losses otherwise payable by the Company, on the one hand, or the Parent, on the other hand, exceeds €750,000 (the “Threshold”), in which case the Company or Parent, as applicable, shall be liable for all Losses that exceed the Threshold.

11.5 Adjustments to Consideration. Amounts paid for indemnification under Article XI will be deemed to be an adjustment to the Company Consideration or Merger Consideration, as applicable, except as otherwise required by applicable Legal Requirements.

11.6 Payments; Application of Escrow Fund.

(a) Once a Loss payable to an HL Indemnitee is agreed to by the HL Representative and Parent, or finally adjudicated to be payable pursuant to this Article XI, then the HL Representative and Parent shall issue joint instructions to Continental to effect the forfeiture and cancellation of all or a portion of the Escrow Fund, as appropriate, to satisfy such Losses (it being acknowledged that Continental will hold the remaining portion of the Escrow Fund until final resolution of all claims for indemnification or disputes relating thereto). The Parent Class B Ordinary Shares to be cancelled in satisfaction of Losses will be valued at a price per share equal to the five-day trailing average of the mean of the high and low trading prices of Parent Class A Ordinary Shares on Nasdaq as of the five trading days immediately preceding the satisfaction of such Losses.

(b) Once a Loss payable to a Company Indemnitee is agreed to by the Company Shareholder Representative and Parent, or finally adjudicated to be payable pursuant to this Article XI, then the Parent shall promptly issue to the Company Indemnitee such number of Parent Class A Ordinary Shares from the Indemnification Pool equal to the dollar value of the Loss, with such Parent Class A Ordinary Shares valued at a price per share equal to the five-day trailing average of the mean of the high and low trading prices of Parent Class A Ordinary Shares on Nasdaq as of the five trading days immediately preceding the satisfaction of such Losses.

11.7 Exclusive Remedy. The Parties hereby acknowledge and agree that, from and after the Closing, the sole remedy of the Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article XI. Notwithstanding any of the foregoing, nothing contained in this Article XI shall in any way impair, modify, or otherwise limit a Party’s right to bring any claim, demand, or suit against any Person based upon actual fraud, it being understood that a mere breach of a representation and warranty does not constitute fraud.

Article XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to HL, to:

HL Acquisitions Corp.
499 Park Avenue, 12th Floor
New York, NY 10022
Attention: Jeffrey E. Schwarz
E-mail: jschwarz@metrocap.net

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention: David Alan Miller / Jeffrey M. Gallant
E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Fusion Welcome – Fuel, S.A.
Ex-Siemens Facilities

Rua da Fabrica, S/N, Sabugo

2715-376, Almargem do Bispo

Portugal
Attention: Joao Teixeira Wahnon
Email: jwahnon@fusion-fuel.eu

with a copy to:

Feinberg Hanson LLP

855 Boylston Street, 8th Floor

Boston, Massachusetts 02116

Attention: David H. Feinberg, Esq.

Email: dfeinberg@feinberghanson.com

12.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by HL or any of its representatives.

12.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

12.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the Transactions; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Section 8.10). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

12.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.6 shall not be required to provide any bond or other security in connection with any such injunction.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

12.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of New York, located in the County of New York (or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the Southern District of New York) in connection with any matter based upon or arising out of this Agreement or the Transactions (other than disputes relating to indemnification Claims, which shall be settled in accordance with the procedures set forth in Section 12.4), agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

12.11 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the shareholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 10.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.11.

12.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

12.13 Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars. Any United States dollar amounts that need to be converted into Euros shall use the current prevailing exchange rate on the applicable date quoted by the Financial Times (or such other source as the Company and the HL Representative shall reasonably agree in writing).

12.14 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

HL ACQUISITIONS CORP.

By:	/s/ Jeffrey Schwarz
	Name:	Jeffrey Schwarz
	Title:	Chief Executive Officer

FUSION WELCOME – FUEL, S.A.

By:	/s/ João Teixeira Wahon
	Name:	João Teixeira Wahnon
	Title:	Director

FUSION FUEL ATLANTIC LIMITED

By:	/s/ Frederico Figueira de Chaves
	Name:	Frederico Figueira de Chaves
	Title:	Director

DOLYA HOLDCO 3 LIMITED

By:	/s/ João Teixeira Wahnon
	Name:	João Teixeira Wahnon
	Title:	Director

COMPANY SHAREHOLDERS:

FUSION WELCOME, S.A.

By:	/s/ João Teixeira Wahnon
	Name:	João Teixeira Wahnon
	Title:	Director

FALCFIVE, LDA.

By:	/s/ Vicente Falcão e Cunha
	Name:	Vicente Falcão e Cunha
	Title:	Director

NUMBERBUBBLE, S.A.

By:	/s/ João Teixeira Wahnon
	Name:	João Teixeira Wahnon
	Title:	Director

MAGNO EFEITO, S.A.

By:	/s/ Márcia Vicente
	Name:	Márcia Vicente
	Title:	Director

KEY FAMILY HOLDING INVESTIMENTOS E CONSULTORIA DE GESTAO, LDA.

By:	/s/ Frederico Figueira de Chaves
	Name:	Frederico Figueira de Chaves
	Title:	Director

Exhibit A

Certain Definitions

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Company Consideration” means (a) an aggregate of 2,125,000 Parent Class B Ordinary Shares, (b) Parent Warrants to purchase an aggregate of 2,125,000 Parent Class A Ordinary Shares, which Parent Warrants are (i) not redeemable by Parent and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as the Parent Warrants are held by the Company Shareholders or their Affiliates and Permitted Transferees, and (c) the Contingent Consideration issuable to Company Shareholders pursuant to this Agreement.

“Company Ordinary Shares” means the common shares of the Company.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company, including software and software programs developed by the Company.

“Company Product” means all products or service offerings of the Company and its Subsidiaries.

“Company Registered Intellectual Property” means all of the Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Securities” means the Company Ordinary Shares and each other equity security of the Company issued and outstanding prior to the Effective Time.

“Contingent Consideration” means up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and Parent Warrants to purchase up to an aggregate of 1,137,000 Parent Class A Ordinary Shares, issuable in accordance with the terms as set forth in Section 1.6. For the avoidance of doubt, at any time that Contingent Consideration is issuable hereunder, each one Parent Class A Ordinary Share shall be issued with one Parent Warrant, which Parent Class A Ordinary Share and Parent Warrant together shall have an agreed value of €10.73.

“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety (in relation to exposure to Hazardous Substances), or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Export Control Laws” means (i) all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable applicable laws outside the United States.

“Form F-4” shall mean the registration statement on Form F-4 of Parent with respect to registration of the Parent Class A Ordinary Shares and HL Parent Warrants to be issued as HL Merger Consideration.

“Governmental Entity” means any federal, state, provincial, municipal, foreign, or other court, judicial body, administrative agency, commission, governmental or regulatory authority or similar body.

“Green Hydrogen” means hydrogen produced with renewable energy that results in no carbon emissions.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“HL Merger Consideration” means the Parent Class A Ordinary Shares and HL Parent Warrants issuable to securityholders of HL pursuant to this Agreement.

“HL Ordinary Shares” means the ordinary shares of HL, par value $0.0001 per share.

“HL Preferred Shares” means the preferred shares of HL, par value $0.0001 per share.

“HL Securities” means the HL Ordinary Shares, HL Warrants, HL Rights, HL’s units, and each other equity security of HL issued and outstanding immediately prior to the Effective Time.

“HL Shareholders” means the holders of HL Ordinary Shares.

“HL UPOs” means those certain unit purchase options to purchase an aggregate of 250,000 units of HL issued in HL’s initial public offering.

“IFRS” means the International Financial Reporting Standard as adopted by the European Union.

“Information Privacy and Security Laws” means all applicable laws concerning the privacy, data protection, transfer, or security of Personal Confidential Information, including, to the extent applicable, the General Data Protection Regulation (EU), other state, and federal, data security laws, data breach notification laws, and consumer protection laws.

“Indemnification Pool” means 212,500 newly issued Parent Class A Ordinary Shares to be issued by Parent in accordance with the provisions of Article XI.

“Insider” means any individual who is an officer, director or employee of the Company or any of its Subsidiaries.

“Insurance Policies” means all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” means actual knowledge or awareness as to a specified fact or event (i) in the case of the Company or Parent, of Joao Wahnon or Frederico Figueira de Chaves, and (ii) in the case of HL or Merger Sub, Jeffrey Schwarz or Greg Drechsler.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Material Adverse Effect” when used in connection with the Company or HL, as the case may be, means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as whole, or HL, as applicable, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, IFRS, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which the Company or any of its Subsidiaries operate, (v) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vi) changes attributable to the public announcement or pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (vii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or (viii) any action taken or omitted to be taken by the Company or its Subsidiaries at HL’s direction or written request, on the one hand, or by HL at the Company’s direction or written request, on the other hand, including in either case actions not taken as a result of the failure of the other Party to consent to any action requiring such Party’s consent, or any action otherwise required or permitted to be taken or omitted to be taken by this Agreement or to which the other Party has consented in writing; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vii), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.

“Parent Class A Ordinary Shares” means the Class A ordinary shares of Parent, par value $0.0001 per share.

“Parent Class B Ordinary Shares” means the Class B ordinary shares of Parent, par value $0.0001 per share.

“Parent Plan” means a management incentive equity plan to be adopted by Parent in connection with the transactions contemplated hereby.

“Parent Warrants” means the warrants to purchase Parent Class A Ordinary Shares.

“Patents” means all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP or IFRS, as applicable, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (v) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vi) Liens created by HL or its successors and assigns, (vii) Liens disclosed in the Company Schedule or the HL Schedule, (viii) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (ix) licenses to Intellectual Property granted in the ordinary course of business, (x) Liens securing the Company’s and its Subsidiaries’ existing credit facilities, (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, and (xiii) Liens of public record.

“Permitted Transferee” means (i) Parent or an Affiliate of Parent, (ii) if the transferor is an entity, (x) its shareholders, partners, or members upon the transferee’s liquidation or (y) an entity, if such entity’s equity securities are 100% owned by the transferor or its shareholders, partners, or members, or (iii) if the transferor is an individual, (x) a member of the transferor’s immediate family or a trust, the beneficiary of which is the transferor or a member of the transferor’s immediate family, who receives Parent Securities from the transferor by bona fide gift for estate planning purposes, (y) a Person who receives Parent Securities from the transferor by virtue of the laws of descent and distribution upon the death of the transferor, or (z) a Person who receives Parent Securities from the transferor pursuant to a qualified domestic relations order binding on the transferor. As used herein, “immediate family” means a spouse, parent, lineal descendants, the spouse of any lineal descendent, brothers or sisters, or a trust, all of whose current beneficiaries are members of the immediate family of the transferor.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws.

“Power Purchase Agreement” means a contract between the Company and a third-party purchaser pursuant to which the Company shall supply Green Hydrogen to such third-party purchaser.

“Pro Rata Percentage” the percentage interest held by a Company Shareholder calculated by dividing a the number of Company Ordinary Shares held by such Company Shareholder immediately prior to the Effective Time by the total number of issued and outstanding Company Ordinary Shares prior to the Effective Time.

“Pro Rata Portion of Company Consideration” means (i) in respect of item (a) of the definition of Company Consideration, the number of Parent Class B Ordinary Shares calculated by multiplying a Company Shareholder’s Pro Rata Percentage by 2,125,000; (ii) in respect of item (b) of the definition of Company Consideration, the number of Parent Warrants equal to the number of Parent Class B Ordinary Shares calculated pursuant to Section (i) of this definition; and (iii) in respect of item (c) of the definition of Company Consideration, a Company Shareholder’s Pro Rata Percentage of any issuable Contingent Consideration in accordance with Section 2.4.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including the proxy statement filed by HL on Schedule 14A with respect to the HL Special Meeting to approve the HL Shareholder Matters and the registration statement registering the HL Merger Consideration, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of HL to be used for the HL Special Meeting to approve the HL Shareholder Matters (which shall also provide the Converting Shareholders with the opportunity to have their HL Ordinary Shares converted to cash in conjunction with a shareholder vote on the Merger Proposal) and a prospectus with respect to the Parent Class A Ordinary Shares and HL Parent Warrants to be offered and issued in the Merger in all cases in accordance with and as required by HL’s Charter Documents and the Corporate Law.

“SEC” means the U.S. Securities and Exchange Commission.

“Sponsors” means Metropolitan Capital Partners V, LLC, HL Acquisitions Holdings LLC, and Jeffrey Schwarz Children’s Trust, and, in the discretion of HL, any other Persons holding HL Ordinary Shares or HL Warrants.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges in the nature of a tax and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts, by contract or otherwise.

“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“Transaction Expenses” means all financial advisory, legal, accounting, underwriting, finder’s, brokerage, agent’s and other commissions, fees and expenses incurred by any Party in connection with the preparation and execution of this Agreement, the documents ancillary hereto, the compliance herewith and therewith, and the transactions contemplated hereby and thereby.